Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

APPLERA CORPORATION,

BAROLO ACQUISITION, INC.,

BERKELEY HEARTLAB, INC.,

AND

JAMES CACCAVO, AS THE SHAREHOLDER REPRESENTATIVE

DATED AS OF

AUGUST 31, 2007

ARTICLE 1	DEFINITIONS	1

1.1	Certain Definitions	1

ARTICLE 2	THE MERGER	6

2.1	The Merger	6

2.2	Closing; Effective Time	6

2.3	Effect of the Merger	6

2.4	Articles of Incorporation; Bylaws	7

2.5	Directors and Officers	7

2.6	Merger Consideration	7

2.7	[Reserved]	7

2.8	Effect on Securities	8

2.9	Exchange of Certificates	9

2.10	No Further Ownership Rights	10

2.11	Taking of Necessary Action; Further Action	10

2.12	Dissenters’ Rights	10

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11

3.1	Organization; Subsidiaries	11

3.2	Company Capitalization	12

3.3	Authority; Non-Contravention	13

3.4	Financial Statements	14

3.5	Absence of Certain Changes or Events	14

3.6	Taxes	14

3.7	Real and Personal Property	16

3.8	Intellectual Property	16

3.9	Compliance with Laws and Orders; Permits	18

3.10	Litigation	19

3.11	Regulatory Matters	19

3.12	Reimbursement	19

3.13	Employee Benefit Plans	21

3.14	Employee Matters	23

3.15	Environmental Matters	24

3.16	Material Contracts	25

3.17	Brokers’ and Finders’ Fees	27

i

3.18	Insurance	27

3.19	Banking Relationships	27

3.20	Minutes and Stock Records	27

3.21	Related Party Transactions	27

ARTICLE 4	REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND MERGER SUB	28

4.1	Organization of Parent and Merger Sub	28

4.2	Authority; Non-Contravention	28

4.3	Litigation	29

4.4	Adequacy of Financing	29

4.5	Parent’s Due Diligence	29

4.6	Merger Sub	29

ARTICLE 5	CONDUCT PRIOR TO THE EFFECTIVE TIME	29

5.1	Conduct of Business	29

5.2	Restrictions on Conduct of Business of the Company	30

ARTICLE 6	COVENANTS	32

6.1	Confidentiality	32

6.2	Dissenters’ Rights Notice	32

6.3	Reasonable Efforts; HSR	33

6.4	Indemnification; Exculpation; Insurance	34

6.5	Section 280G	35

6.6	Employee Matters; No Third Party Beneficiaries	36

6.7	Warrants and Preferred Stock	36

6.8	Escrow Agreement	36

6.9	Expenses	36

6.10	Spreadsheet	36

6.11	Commercially Reasonable Efforts and Further Assurances	37

6.12	Third-Party Consents	37

6.13	Taxes	37

6.14	Notification of Certain Matters	38

6.15	Access and Information	38

6.16	Compliance with 409A	38

ARTICLE 7	ESCROW FUND; INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS	38

7.1	Escrow Fund	38

7.2	Agreement to Indemnify	39

7.3	Survival; Limitation of Liability	40

7.4	Process of Indemnification	41

7.5	Defense of Third-Party Claims	42

7.6	Shareholder Representative	43

7.7	No Right of Indemnity or Contribution	45

7.8	Exercise of Remedies by Parent Indemnified Parties other than Parent	45

7.9	Treatment of Indemnity Payments	45

ARTICLE 8	CLOSING CONDITIONS	45

8.1	Conditions to Obligations of Each Party to Effect the Merger	45

8.2	Additional Conditions to Obligations of the Company	45

8.3	Additional Conditions to the Obligations of Parent and Merger Sub	46

ARTICLE 9	TERMINATION, AMENDMENT AND WAIVER	48

9.1	Termination	48

9.2	Notice of Termination; Effect of Termination	49

9.3	Amendment	49

9.4	Extension; Waiver	49

ARTICLE 10	GENERAL PROVISIONS	49

10.1	Notices	49

10.2	Interpretation; Certain Defined Terms	51

10.3	Counterparts	51

10.4	Entire Agreement; Third-Party Beneficiaries	51

10.5	Severability	51

10.6	Other Remedies; Specific Performance	51

10.7	Governing Law; Submission to Jurisdiction	51

10.8	Rules of Construction	52

10.9	Assignment	52

10.10	Waiver of Jury Trial	52

THE FOLLOWING SCHEDULES AND EXHIBITS HAVE BEEN OMITTED FROM THIS EXHIBIT.

Schedules and exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. Schedules and exhibits will be provided by the Registrant to the Securities and Exchange Commission upon request.

EXHIBITS

Exhibit A	-	Form of Letter of Transmittal
Exhibit B	-	Form of Escrow Agreement

Company Disclosure Schedule

Schedules to Sections of the Agreement:

Section 5.2	Restrictions on Conduct of Business of the Company
Section 6.4.5	Indemnification Agreements
Section 8.3.10	Consents

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 31, 2007 by and among Applera Corporation, a Delaware corporation (“Parent”), Barolo Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Berkeley HeartLab, Inc., a California corporation (the “Company”), and James Caccavo (the “Shareholder Representative”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and adopted this Agreement, and declared advisable the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of California, as amended (“California Law”).

WHEREAS, the Boards of Directors of the Company and Merger Sub have recommended this Agreement for adoption and approval by their respective shareholders.

WHEREAS, concurrently with the execution of this Agreement, holders of (i) a majority of the outstanding shares of Company Common Stock and (ii) a majority of the outstanding shares of Company Preferred Stock (calculated on an as-converted to Company Common Stock basis) shall execute and deliver an Action by Written Consent (the “Shareholder Written Consent”), pursuant to which each such shareholder of the Company has irrevocably approved this Agreement, the Merger and the other transactions contemplated hereby for all purposes of and under applicable Law and the Company’s articles of incorporation and bylaws and such Shareholder Written Consents shall have been filed with the secretary of the Company as provided in Section 603 of California Law.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

DEFINITIONS

1.1        Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

  1.1.1        “Action” shall mean any complaint, petition, suit, arbitration, or proceeding, whether civil or criminal, judicial or administrative, at law or in equity.

  1.1.2        “Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in San Francisco, California are required or authorized by Law or Order to be closed.

  1.1.3        “Class A Voting Common Stock” shall mean the Class A Voting Common Stock, without par value, of the Company.

  1.1.4        “Class B Non-Voting Common Stock” shall mean the Class B Non-Voting Common Stock, without par value, of the Company.

  1.1.5        “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

  1.1.6        “Code” shall mean the Internal Revenue Code of 1986, as amended.

  1.1.7        “Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

  1.1.8        “Company Common Stock” shall mean the Class A Voting Common Stock.

  1.1.9        “Company Debt” shall mean the amount payable by the Company as debtor, borrower, issuer, guarantor, or surety pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, or pursuant to a lease that is required to be capitalized in accordance with GAAP; provided, however, that “Company Debt” shall not include accounts payable not evidenced by a promissory note or other debt contract.

  1.1.10        “Company Employee Plan” shall mean any material current or former plan, program, contract or agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee or any relative or dependent of any Employee and under which the Company has or in the future may have any Liability with respect to such Employee, relative or dependent, including without limitation (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and (ii) any stock, stock option, bonus, deferred compensation, pension, profit-sharing, commission, retirement, severance, retention, change of control, or similar plan or contract.

  1.1.11        “Company’s Knowledge” shall mean the actual knowledge of Frank Ruderman, Andy Ambrose, Jonathan Wolin, Michael Mercer, Chris Hall, Cleland Landolt and Russ Warnick after due inquiry of those persons directly reporting to such persons.

  1.1.12        “Company Material Adverse Change” means a change which would have a Material Adverse Effect on the Company. A violation, circumstance, change, effect or other matter is deemed to have a “Material Adverse Effect” on the Company, if such violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, has a material adverse effect on the condition (financial or otherwise) of the business, assets (including intangible assets) and Liabilities, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any changes affecting general economic, political or financial market conditions, foreign or domestic, which changes do not disproportionately affect the Company, (ii) any changes generally affecting the industry in which the Company’s business is conducted, which changes do not disproportionately affect the Company, (iii) in and of itself, failure by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance, including any projections in that certain “Confidential Information Statement” dated November, 2006 or otherwise provided by Wachovia Securities or the Company, (iv) any changes (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships (contractual or otherwise) or loss of employees) arising from or attributable or relating to (A) the announcement or pendency of any of the transactions contemplated by this Agreement or the identity or involvement of Parent, (B) any breach by Parent or Merger Sub of this Agreement or (C) the introduction or success of any product that competes with any product of the Company, (v) additions, amendments, changes or modifications to any Law or GAAP or the regulatory or interpretative guidance relating thereto (including, without limitation, the action of any regulatory agency), (vi) any action taken by the Company at Parent’s request or pursuant to this Agreement or as to which Parent has expressly consented in writing, or (vii) acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism existing as of the date hereof.

  1.1.13        “Company Option” shall mean each outstanding and unexercised option or right to purchase shares of Company Common Stock, whether or not vested or exercisable, granted under the Company Option Plan.

  1.1.14        “Company Option Plan” shall mean the Company’s 1996 Stock Option Plan, as amended.

  1.1.15        “Company Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

  1.1.16        “Company Shareholders” shall mean the holders of the Company Capital Stock.

  1.1.17        “Company Vested Option” shall mean each Company Option that is vested and exercisable as of immediately prior to the Effective Time (after giving effect to any accelerated vesting in connection with the Merger).

  1.1.18        “Company Warrant” shall mean each outstanding unexercised warrant to purchase shares of Company Capital Stock.

  1.1.19        “Controlled Group Liability” shall mean any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

  1.1.20        “Employee” shall mean any current or former employee, officer or director of the Company.

  1.1.21        “Employee Agreement” shall mean each material employment, retention, severance, change-of-control, consulting and indemnification agreement or contract between the Company and any Employee or consultant.

  1.1.22        “Encumbrance” shall mean any lien, pledge, charge, mortgage, security interest, encumbrance or restriction on the transfer of an asset.

  1.1.23        “Environmental Claim” shall mean any written notice alleging potential Liability arising out of, based on or resulting from (i) the presence, or release of any Environmental Material at any location, whether or not owned by that Party or any of its affiliates or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

  1.1.24        “Environmental Law” shall mean any Law relating to the protection of the environment.

  1.1.25        “Environmental Material” shall mean any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, and all other substances or constituents that are regulated by, or form the basis of Liability under, any Environmental Law.

  1.1.26        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

  1.1.27        “ERISA Affiliate” shall mean any other Person under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

  1.1.28        “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

  1.1.29        “GAAP” shall mean United States generally accepted accounting principles.

  1.1.30        “Governmental Entity” shall mean any domestic court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

  1.1.31        “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

  1.1.32        “Individual Claim” shall mean a single and isolated occurrence of an event which gives rise to an indemnification claim, and specifically does not include a series of related events or a repeated occurrence of the same event.

  1.1.33        “Intellectual Property” means (i) patents, patent applications and statutory invention registrations, developments, technology, methodology, inventions, apparatuses, materials, composition of matter, and all related improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers registrations and applications for registration thereof, (iii) copyrightable works, copyrights, computer applications, programs, hardware, algorithm, software (in source code and object code), systems, databases, specifications, web sites, user interfaces, and related items and registrations and applications for registration thereof, (iv) trade secrets under applicable Law, including confidential and proprietary information and know-how, and (v) all proprietary rights in any of the foregoing.

  1.1.34        “IRS” shall mean the Internal Revenue Service.

  1.1.35        “Law” shall mean any federal or applicable state statute, constitution, ordinance, code, rule, regulation, or requirement issued, enacted, adopted or promulgated by or under the authority of any Governmental Entity.

  1.1.36        “Liability” shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether direct or indirect, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined or determinable of such Person.

  1.1.37        “Material Contract” has the meaning set forth in Section 3.16.3 hereof.

  1.1.38        “Merger Sub Common Stock” shall mean the common stock, without par value, of Merger Sub.

  1.1.39        “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

  1.1.40        “Order” shall mean any binding decree, injunction, judgment, order, ruling, assessment or writ issued by a Governmental Entity.

  1.1.41        “Parent Material Adverse Change” means any material adverse change in the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or on the ability of Parent and Merger Sub to consummate any of the transactions contemplated by this Agreement.

  1.1.42        “Parties” shall mean Parent, Merger Sub, the Company and the Shareholder Representative.

  1.1.43        “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

  1.1.44        “Permitted Encumbrance” shall mean (i) mechanics’, carriers’, workers’ or repairmen’s liens arising in the ordinary course of business and securing payments or obligations that are not delinquent, (ii) Encumbrances for Taxes, assessments and other governmental charges which are not due and payable, and (iii) Encumbrances that arise under zoning, land use and other similar Laws.

  1.1.45        “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

  1.1.46        “Required Shareholder Vote” shall mean (A) the affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock and (B) the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Company Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis).

  1.1.47        “Series A Preferred Stock” shall mean the Series A Preferred Stock, without par value, of the Company.

  1.1.48        “Series B Preferred Stock” shall mean the Series B Preferred Stock, without par value, of the Company.

  1.1.49        “Series C Preferred Stock” shall mean the Series C Preferred Stock, without par value, of the Company.

  1.1.50        “Series D Preferred Stock” shall mean the Series D Preferred Stock, without par value, of the Company.

  1.1.51        “Subsidiary” of a specified entity shall mean any corporation, partnership, limited liability company, joint stock company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least a majority of the stock or other equity or partnership interests and the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

  1.1.52        “Tax” or “Taxes” shall mean (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, stamp duty, stamp duty land tax, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i), (iii) any successor or transferee liability in respect of any items described in clauses (i) and/or (ii) and (iv) any amounts payable under any tax sharing agreement or contract or addition thereto.

  1.1.53        “Tax Return” shall mean any return, declaration, report, claim for refund, notice, accounting computations, assessment, election or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

  1.1.54        “Transaction Documents” shall mean, collectively, this Agreement and each other agreement, document or certificate and instrument required to be executed in connection with the signing of this Agreement and referred to herein.

Article 2

THE MERGER

2.1        The Merger.  Upon the terms and subject to the conditions of this Agreement and the applicable provisions of California Law, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2        Closing; Effective Time.  Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, CA 94025, at 1:00 p.m. local time, (the “Closing Date”) promptly following the satisfaction or waiver of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). Subject to the provisions of this Agreement, as soon as possible following the Closing, the Parties shall cause an agreement of merger consistent with this Agreement, together with an officer’s certificate of each constituent corporation, in each case in a form reasonably satisfactory to the Parties and in accordance with the relevant provisions of the California Law (collectively, the “Merger Documents”), to be executed and filed with the Secretary of State of the State of California. The Merger will become effective at such time as the Merger Documents have been duly filed with the Secretary of State of the State of California or at such other time as expressly specified in the Merger Documents (the “Effective Time”).

2.3        Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of California Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4        Articles of Incorporation; Bylaws.

  2.4.1        The Merger Documents shall provide that, at the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Articles of Incorporation of Merger Sub.

  2.4.2        At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, until thereafter amended.

2.5        Directors and Officers.  The initial directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub.

2.6        Merger Consideration.  For purposes of this Agreement, the following terms shall have the following meanings:

  2.6.1        “Total Merger Consideration” shall mean $195,000,000, minus (i) the amount of all Transaction Costs, and minus (ii) the excess, if any, of the Company Debt on the Closing Date over the Company Debt on the date of this Agreement.

  2.6.2        “Total Closing Consideration” shall mean the Total Merger Consideration minus the Escrow Amount.

  2.6.3        “Escrow Amount” shall mean $20,000,000.

  2.6.4        “Fully Diluted Common Stock” shall mean the sum of (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including each share of Company Common Stock issued upon the conversion of the Company Preferred Stock immediately prior to the Effective Time, (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of Company Warrants issued and outstanding immediately prior to the Effective Time and (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise or conversion of Company Options as of the Effective Time.

  2.6.5        “Per Share Escrow Consideration” shall mean a cash amount determined by dividing (i) the Escrow Amount by (ii) the Fully Diluted Common Stock.

  2.6.6        “Per Share Closing Consideration” shall mean a cash amount determined by dividing (i) the Total Closing Consideration by (ii) the Fully Diluted Common Stock.

  2.6.7        “Transaction Costs” shall mean (i) all fees, costs and expenses in excess of the amounts, if any, accrued on the Company Balance Sheet payable to any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company in connection with the process conducted by the Company leading to and including the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (ii) deal or transaction bonuses or similar compensation (including “sales upside bonuses”) payable by the Company in connection with the Closing and (iii) $100,000 for fees payable to the Shareholder Representative for the performance of his duties and responsibilities under this Agreement and the Escrow Agreement.

2.7        [Reserved].

2.8        Effect on Securities.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Capital Stock:

  2.8.1        Each share of Company Common Stock issued and outstanding as of the Effective Time, including each share of Company Common Stock issued upon the conversion of the Company Preferred Stock immediately prior to the Effective Time and upon exercise of Company Warrants immediately prior to the Effective Time (including each share of Company Common Stock issued upon the conversion of Company Preferred Stock issued upon the exercise of Company Warrants immediately prior to the Effective Time), other than any shares of Company Common Stock to be canceled pursuant to Section 2.8.5 and any Dissenting Shares (as defined, and to the extent provided in, Section 2.12.1), will be automatically converted into the right to receive, (i) at the Effective Time, the Per Share Closing Consideration, in cash to the holder thereof, without interest thereon and (ii) the Per Share Escrow Consideration, pursuant to the terms of this Agreement and the Escrow Agreement.

  2.8.2        Prior to the Closing, the Company shall give notice in writing to each holder of an outstanding Company Option immediately prior to the Effective Time that the vesting of all Company Options shall be accelerated immediately prior to the Effective Time (such acceleration to be subject to the closing of the Merger). Each Company Option outstanding and unexercised immediately prior to the Effective Time will be cancelled and the holder thereof shall have the right to receive in exchange therefor an amount (subject to withholding for all applicable Taxes) equal to (i)(A) the excess, if any, of (1) the Per Share Closing Consideration, minus (2) the per share exercise price under such Company Option, multiplied by (B) the total number of shares of Company Common Stock that are issuable upon the exercise of such Company Option and (ii) the Per Share Escrow Consideration multiplied by the total number of shares of Company Common Stock that are issuable upon the exercise of such Company Option, pursuant to the terms of this Agreement and the Escrow Agreement. Payment of such amounts shall be made in accordance with and subject to the terms of this Agreement and the Escrow Agreement. As of the Effective Time, the Company Option Plan and any other Company plan, program or arrangement that provides for compensation in the form of equity-based grants shall terminate.

  2.8.3        Immediately prior to the Effective Time, any Company Warrant then outstanding and not expired shall, at the Effective Time and in accordance with the terms of such Warrant, be converted into the right to receive, subject to Section 2.8.4 and upon compliance with the requirements of Section 2.9, an amount (subject to withholding for all applicable Taxes) equal to (i)(A) the excess, if any, of (1) the Per Share Closing Consideration, minus (2) the per share exercise price under such Company Warrant, multiplied by (B) the total number of shares of Company Common Stock that are issuable upon the exercise of such Company Warrant (assuming that any shares of Company Preferred Stock issuable upon the exercise of such Company Warrants were converted into shares of Company Common Stock immediately prior to the Effective Time) and (ii) the Per Share Escrow Consideration multiplied by the total number of shares of Company Common Stock that are issuable upon the exercise of such Company Warrant (assuming that any shares of Company Preferred Stock issuable upon the exercise of such Company Warrants were converted into shares of Company Common Stock immediately prior to the Effective Time), pursuant to the terms of this Agreement and the Escrow Agreement (collectively, the “Warrant Consideration”). Payment of such amounts shall be made in accordance with and subject to the terms of this Agreement and the Escrow Agreement. If any Company Warrant is exercised prior to the Effective Time, the holder of such Warrant shall have no rights under this Section 2.8.3.

  2.8.4        Each holder of Company Warrants that, pursuant to their terms, terminate at the Effective Time, shall receive in respect of its Company Warrants pursuant to this Section 2.8.4, the

Warrant Consideration paid by the Payment Agent on behalf of the Surviving Corporation by check or wire transfer in accordance with the terms of this Agreement and the Escrow Agreement. Each holder of Company Warrants that do not, pursuant to their terms, terminate at the Effective Time, shall receive its Warrant Consideration only upon exchange of such Company Warrants in accordance with this Agreement.

  2.8.5        Each share of Company Capital Stock held by the Company or by Parent or Merger Sub immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

  2.8.6        Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

2.9        Exchange of Certificates.

  2.9.1        At the Effective Time, Parent shall deliver to LaSalle Bank, N.A. or such other bank, trust company or other institution reasonably acceptable to Parent and the Company (the “Payment Agent”), for payment in accordance with this Article 2, an amount in cash equal to the sum of all amounts payable at Closing to the holders of all shares of Company Common Stock, all Company Options and all Company Warrants, pursuant to Section 2.8 (such aggregate amount of cash, less the amount deposited into the Escrow Fund pursuant to Section 7.1 hereof, constituting the “Payment Fund”).

  2.9.2        Promptly following the Effective Time, the Payment Agent shall mail to each holder of record of shares of Company Common Stock, Company Options and Company Warrants: (i) a notice of the effectiveness of the Merger, (ii) a letter of transmittal in the form attached hereto as Exhibit A (the “Letter of Transmittal”), and (iii) instructions for use in surrendering the certificates representing the former shares of Company Common Stock and/or the agreements representing the former Company Options and Company Warrants (collectively, the “Certificates”), and for receiving the applicable merger consideration in respect thereof. Upon surrender to the Payment Agent of a Certificate, together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto (i) the holder of such Certificate shall be entitled to receive in exchange therefor the merger consideration payable to such holder of Company Common Stock, Company Option or Company Warrant, as applicable, pursuant to Section 2.8 and less any amounts due to the Company in respect of shareholder and employee loans and (ii) the Certificate so surrendered shall forthwith be canceled. The Payment Agent shall, promptly following receipt of each properly surrendered Certificate, cause the payment described in the preceding sentence to be made to the holder of such Certificate by check or wire transfer to the account designated by such holder in the Letter of Transmittal delivered with such Certificate.

  2.9.3        Until surrendered in accordance with the provisions of this Section 2.9, each outstanding Certificate (other than Certificates representing Dissenting Shares or shares of Company Capital Stock to be canceled pursuant to Section 2.8.5) will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable portion of the Total Merger Consideration. No interest will be paid or accrued on any portion of the Total Merger Consideration.

  2.9.4        If any Certificate shall have been lost, stolen or destroyed, the Person who is the record owner of such Certificate shall deliver to the Surviving Corporation an affidavit with respect to such loss, theft or destruction. The Surviving Corporation may, in its discretion and as a condition precedent to the delivery of any merger consideration to such owner, require such Person to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed. The Payment Agent shall not deliver to such Person any merger consideration attributable to any such lost, stolen or destroyed Certificate until such Person shall have complied with this Section 2.9.4.

  2.9.5        Any portion of the Payment Fund which remains undistributed on the date that is 180 days after the Effective Time will be delivered to Parent, if requested; provided that such delivery shall not in any way relieve Parent of its obligation to pay the merger consideration as set forth in Section 2.6 and Section 2.8 hereof to any Company Shareholders that tender their Company Capital Stock, Company Warrants or Company Options for payment thereafter.

  2.9.6        Notwithstanding anything to the contrary in this Section 2.9, neither the Payment Agent, Parent nor the Surviving Corporation shall be liable to a holder of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.10        No Further Ownership Rights.  The applicable portion of the Total Merger Consideration paid upon the surrender of Certificates or payable thereafter in accordance with this Agreement and the Escrow Agreement, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, Company Options and Company Warrants formerly represented thereby or issuable upon exercise thereof. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

2.11        Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are authorized in the name and on behalf of the Company to take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

2.12        Dissenters’ Rights.

  2.12.1        Notwithstanding any provision of this Agreement to the contrary other than Section 2.12.2, any shares of Company Capital Stock held by a holder who duly and validly demands appraisal of such shares in accordance with the provisions of Chapter 13 of the California Law and is in compliance with all the provisions of Chapter 13 of the California Law concerning the right of such holder to demand appraisal of such shares in connection with the Merger and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive any merger consideration pursuant to Section 2.8, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Chapter 13 of the California Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation.

  2.12.2        Notwithstanding the provisions of Section 2.8.1, if any holder of shares of Company Capital Stock who demands appraisal or purchase of such shares under Chapter 13 of the California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal or purchase, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the applicable merger consideration, as provided in Section 2.8, without interest thereon, upon surrender of the certificate representing such shares in accordance with Section 2.9.

  2.12.3        The Company shall give Parent (i) prompt notice of any written demands for appraisal or purchase of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Chapter 13 of the California Law and received by the Company which relate to any such demand for appraisal or purchase and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal or purchase under Chapter 13 of the California Law. The Company shall not, except with the prior written consent of Parent, either (y) voluntarily make any payment with respect to any demands for appraisal or purchase of Company Capital Stock or offer to settle or settle any such demands or (z) make any offer to buy, or accept any offer to sell, any shares of Company Capital Stock.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As of the date hereof, the Company represents and warrants to Parent and Merger Sub as set forth in this Article 3, subject to any exceptions set forth in the disclosure schedule delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”).

3.1        Organization; Subsidiaries.

  3.1.1        The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) is duly qualified to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. Section 3.1.1 of the Company Disclosure Schedule sets forth a true and complete list of the jurisdictions in which the Company currently conducts business.

  3.1.2        The Company has no Subsidiaries. Except as set forth in Section 3.1.2 of the Company Disclosure Schedule, the Company does not own directly or indirectly any capital stock of, or any equity interest of any nature in, any Person. The Company has not agreed nor is it obligated to make, nor is bound by any written agreement or contract as in effect as of the date hereof to make any future investment in or capital contribution to any other Person. The Company has not guaranteed any obligation of any of the Persons in which it owns or has owned any equity or other financial interest.

  3.1.3        The Company has delivered to Parent true and complete copies of the Articles of Incorporation and Bylaws of the Company, in each case as amended to date (collectively, the “Company Charter Documents”). Each Company Charter Document is in full force and effect. The Company is not in material violation of any of the provisions of the Company Charter Documents.

  3.1.4        Section 3.1.4 of the Company Disclosure Schedule lists all of the current directors and officers of the Company as of the date hereof.

3.2        Company Capitalization.

  3.2.1        The authorized capital stock of the Company consists solely of (i) 49,300,000 shares of Class A Voting Common Stock, of which 4,784,616 shares are issued and outstanding, (ii) 700,000 shares of Class B Non-Voting Common Stock, none of which are issued and outstanding, (iii) 6,000,000 shares of Series A Preferred Stock, of which 5,139,989 are issued and outstanding, (iv) 4,400,000 shares of Series B Preferred Stock, of which 3,460,703 shares are issued and outstanding, (v) 8,000,000 shares of Series C Preferred Stock, of which 5,930,949 shares are issued and outstanding, and (vi) 9,500,000 shares of Series D Preferred Stock, of which 8,557,714 shares are issued and outstanding. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. Except as aforesaid, there are no authorized, issued or outstanding shares of capital stock of the Company. The outstanding shares of Company Capital Stock are held of record by the holders of the Company Capital Stock in the amounts set forth opposite their respective names in Section 3.2.1 of the Company Disclosure Schedule. All outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock that may be issued upon exercise of Company Options or Company Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute or the Company Charter Documents.

  3.2.2        The Company Option Plan is the only equity plan of the Company. As of the date hereof, options to purchase 10,000,000 shares of Company Common Stock have been reserved under the Company Option Plan of which 3,135,004 shares of Company Common Stock are subject to outstanding and unexercised Company Options, 5,418,730 shares of Company Common Stock have been issued upon the exercise of Vested Company Options and 1,446,266 shares are available for future grants. Section 3.2.2 of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding on the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price per share under such Company Option; (iv) the date on which such Company Option was granted and (v) the vesting schedule of each such Company Option. The Company has delivered to Parent true and complete copies of the Company Option Plan and each form of award agreement thereunder. Except as set forth in Section 3.2.2 of the Company Disclosure Schedule, there are no commitments or agreements to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of any of the transactions contemplated hereby.

  3.2.3        Section 3.2.3 of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding on the date of this Agreement: (i) the name of the holder; (ii) the number and type of shares of Company Capital Stock subject to such Company Warrant; (iii) the exercise price per share under such Company Warrant; (iv) the date on which such Company Warrant was issued; and (v) the date on which such Company Warrant expires. The Company has delivered or made available to Parent true and complete copies of all Company Warrants.

  3.2.4        All securities of the Company have been issued and granted in compliance with all applicable California and federal securities laws except, in each case, that would not result in a Company Material Adverse Change.

  3.2.5        Except as set forth in Section 3.2.2 or Section 3.2.3 of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, equity securities, stock appreciation, phantom stock, convertible debt, rights, commitments or other agreements to which the Company is a party or by which it is bound obligating the Company to issue, sell, repurchase or redeem any equity securities of the Company (collectively, “Company Rights”). There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including, without limitation, voting trusts or proxies), registration under the Securities Act of 1993, as amended, and all rules and regulations promulgated thereunder, or under any foreign securities laws, or sale or transfer (including, without limitation, agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.

3.3        Authority; Non-Contravention.

  3.3.1        The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to obtaining the Required Shareholder Vote for the approval and adoption of this Agreement and the approval of the Merger, and the filing of the Merger Documents pursuant to California Law. The Board of Directors of the Company has approved this Agreement and declared the advisability of this Agreement and the Merger and recommended that the shareholders of the Company adopt this Agreement and approve the Merger. The Required Shareholder Vote is sufficient for the Company’s Shareholders to approve this Agreement and the Merger, and no other vote of the Company’s Shareholders is required in connection with the consummation of the transactions contemplated hereby. This Agreement and each of the other Transaction Documents to which the Company is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which the Company is or will be a party by the other Parties, constitute, or upon execution and delivery will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the rights of creditors generally and general principles of equity regardless of whether asserted in a proceeding in equity or at law.

  3.3.2        The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the performance by the Company of the transactions contemplated herein and therein will not, result in a termination, breach or violation by the Company of, or under (i) the Company Charter Documents, (ii) any Material Contract, or (iii) any Order or Law applicable to the Company or any of its properties or assets, except in the case of clause (iii) where such termination, breach or violation would not reasonably be expected to result in a Company Material Adverse Change. Except as set forth in Section 3.3.2 of the Company Disclosure Schedule, no consent, waiver or approval of any Person, nor any notice to any Person, is required to be obtained or made under any Material Contract or Company Permit, the breach of which would cause the Company to lose any rights under such Material Contract or Company Permit, to which the Company is a party in connection with the execution and delivery by the Company of this Agreement or the other Transaction Documents to which it is a party, or the performance by the Company of this Agreement or the other Transaction Documents to which it is a party.

  3.3.3        Except as provided on Schedule 3.3.3, no consent, approval, or authorization of, or registration or filing with any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby or thereby, except for the filing of (i) the Merger Documents with the Secretary of State of the State of California, (ii) any required filing under the HSR Act and clearance thereunder and (iii) appropriate documents with Governmental Entities with regard to the Company’s qualification to do business, to participate in Governmental Programs, and under the Company Permits (as hereinafter defined).

3.4         Financial Statements. Section 3.4 of the Company Disclosure Schedule sets forth true and complete copies of (a) the audited balance sheet and statements of operations and cash flows of the Company as of and for each of the fiscal years ended December 31, 2006, 2005 and 2004, and (b) the unaudited balance sheet and statements of operations and cash flows of the Company as of and for the five months ended May 31, 2007. Collectively, the financial statements referred to in the immediately preceding sentence are referred to herein as the “Company Financial Statements,” and the unaudited consolidated balance sheet of the Company as of May 31, 2007 is referred to herein as the “Company Balance Sheet.” The Company Financial Statements (i) are true and complete in all material respects, (ii) are consistent with the books and records of the Company, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iv) fairly present the financial position of the Company as at the respective dates thereof and the consolidated results of the Company operations and cash flows for the periods indicated, except that the unaudited Company Financial Statements referred to in clause (b) above do not contain any of the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, including without limitation, expenses for stock options, stock valuation and imputed warrant interest expense. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company. The Company has no liabilities of the nature required to be disclosed in the liabilities section of a balance sheet prepared in accordance with GAAP, including the notes thereto (“Balance Sheet Liabilities”), except for Balance Sheet Liabilities reflected on the Company Balance Sheet or Balance Sheet Liabilities incurred after the date of the Company Balance Sheet in the ordinary course of business or as set forth on Section 3.4 or Section 3.7.2 of the Company Disclosure Schedule. Section 3.4 of the Company Disclosure Schedule lists any arrangement where the Company has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any consultants, independent contractors, employee, director or executive officer (or equivalent thereof) of the Company. The Company is not a party to any off-balance sheet arrangements that could have a current or future effect upon the Company’s consolidated financial condition or results of operations. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) all transactions are executed in accordance with management’s general or specific authorizations, (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.4 of the Company Disclosure Schedule lists the amount of all Company Debt as of the date of this Agreement.

3.5        Absence of Certain Changes or Events. Except as set forth on Section 3.5 of the Company Disclosure Schedule, since the date of the Company Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practice and there has not been any Company Material Adverse Change nor has the Company taken any of the actions set forth in paragraphs (i) through (xxvi) of Section 5.2 hereof.

3.6        Taxes.

  3.6.1        The Company has filed all Tax Returns that it was required to file. All such Tax Returns are true and complete. Section 3.6.1 of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company files Tax Returns. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

  3.6.2        All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company has established adequate reserves in accordance with GAAP (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all liabilities for Taxes accrued by the Company but not yet paid.

  3.6.3        Except as set forth on Section 3.6.3 of the Company Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens for any amount of Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

  3.6.4        The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, creditor or other third party.

  3.6.5        No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or, to the Company’s Knowledge, being conducted with respect to the Company. The Company has made available to Parent copies of all Tax Returns filed by and on behalf of the Company since January 1, 2004.

  3.6.6        The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

  3.6.7        The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company is not a party to or bound by any Tax allocation or sharing agreement (other than, in each case, standard commercial agreements with third parties entered into in the ordinary course of business). The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by contract, or otherwise.

  3.6.8        Within the two-year period ending on the date of this Agreement, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

  3.6.9        The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

  3.6.9.1        change in method of accounting for a taxable period ending on or prior to the Closing Date;

  3.6.9.2        “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

  3.6.9.3        intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

  3.6.9.4         installment sale or open transaction disposition made on or prior to the Closing Date; or

  3.6.9.5        prepaid amount received on or prior to the Closing Date.

  3.6.10        The Company is not a party to any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.

3.7        Real and Personal Property.

  3.7.1        The Company owns no real property and has never owned any real property.

  3.7.2        Section 3.7.2 of the Company Disclosure Schedule lists all real property leases to which the Company is a party, and each amendment thereto (the “Leased Real Property”). All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Company Material Adverse Change. The Company has made available to Parent true and complete copies of all such leases, which leases (i) permit the current occupation and use of such real property by the Company, and (ii) will continue to be legal, valid and binding in accordance with their respective terms immediately following the Effective Time. Except as set forth in Schedule 3.7.2, the Leased Real Property comprises all the real property occupied or otherwise used by the Company. Section 3.7.2 of the Company Disclosure Schedule lists all real property used by Company where there is no written lease agreement.

  3.7.3        Except as set forth in Section 3.7.3 of the Company Disclosure Schedule, the Company has good and marketable title to or holds under valid and enforceable leases all material tangible personal property, free and clear of any Encumbrances except for Permitted Encumbrances, necessary for the conduct of the business as currently conducted. Such tangible property of the Company is in sufficiently good operating condition (except for ordinary wear and tear) to allow the business of the Company to be operating in the ordinary course of business and consistent with past practices of the Company.

3.8        Intellectual Property.

  3.8.1        To the Company’s Knowledge, the conduct of the business of the Company, as currently conducted, has not infringed upon, misappropriated, or otherwise violated, and does not infringe upon or misappropriate or otherwise violate the Intellectual Property of any third party and no claim has been made in writing to the Company that the conduct of its business infringes upon or may infringe upon or misappropriates or otherwise violates the Intellectual Property of any third party. Except as set forth on Section 3.8.1 of the Company Disclosure Schedule, the Company is not obligated to indemnify any Person, other than customers, for infringement, misappropriation or violation of Intellectual Property of any third party.

  3.8.2        To the Company’s Knowledge, it owns or is licensed to use or otherwise has the right to use all Intellectual Property (other than third party patents of which the Company has no Knowledge) used in or necessary for the operation of its business as currently conducted in accordance with the terms of any license agreement governing such Intellectual Property. The Company has exclusive or co-exclusive licenses to all Intellectual Property created or developed pursuant to the research agreement dated February 15, 1996 entered into with the Regents of the University of California as Management and Operations Contractor for the Lawrence Berkeley National Laboratory that is material to the business of the Company.

  3.8.3        None of the Intellectual Property owned by or exclusively or co-exclusively licensed to the Company (the “Owned Intellectual Property”) has been adjudged invalid or unenforceable in whole or in part and, to the Company’s Knowledge, the Owned Intellectual Property is valid, enforceable and in effect. The Company exclusively owns all right, title, and interest in the Owned Intellectual Property (other than those exclusively or co-exclusively licensed to the Company) free and clear of all Encumbrances (exclusive of nonexclusive licenses granted to third parties). Section 3.8.3 of the Company Disclosure Schedule contains a true and complete list of all Owned Intellectual Property that is registered with or applied for registration with any Governmental Entity and all other Owned Intellectual Property that is material to the business of the Company.

  3.8.4        To the Company’s Knowledge, no Person is engaging in any activity that infringes upon or misappropriates the Owned Intellectual Property.

  3.8.5        Each license of the Intellectual Property of a third party licensed to the Company (the “Licensed Intellectual Property”) is valid and enforceable, is binding on all parties to such license, and is in full force and effect. The Company is not, and to the Company’s Knowledge, no other party to any license of the Licensed Intellectual Property is, in breach thereof or default thereunder. Section 3.8.5 of the Company Disclosure Schedule lists all contracts for licensing Licensed Intellectual Property (other than end user licenses for object code of software generally available on standard terms for less than ten thousand dollars ($10,000) and non-disclosure agreements entered into in the ordinary course of business).

  3.8.6        The Company has taken commercially reasonable measures to protect, preserve, police, safeguard and maintain (including through the use of non-disclosure and intellectual property assignment agreements) the proprietary nature of each item of Owned Intellectual Property. All employees and contractors of the Company involved in the creation or development of any Intellectual Property for the Company have assigned all of their right, title, and interest in and to such Intellectual Property to the Company and are bound by confidentiality obligations through signed agreements containing intellectual property assignments and confidentiality provisions.

  3.8.7        Section 3.8.7 of the Company Disclosure Schedule lists all contracts pursuant to which Owned Intellectual Property is licensed to any third party, other than nonexclusive licenses granted to customers in the ordinary course of business or pursuant to non-disclosure agreements.

  3.8.8        Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in or give any other Person the right or option to cause or declare (i) a loss of, or Encumbrance, or restriction on any Owned Intellectual Property or Licensed Intellectual Property; (ii) a breach of any license agreement listed or required to be listed under Company Disclosure Schedule Section 3.8.3 or 3.8.5; (iii) the release or delivery of any Owned Intellectual Property to any other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other rights or interest under any Owned Intellectual Property.

  3.8.9        The Company has provided to Parent or its counsel copies of all standard form agreements used by the Company that contain assignment or licenses of Intellectual Property or otherwise relate to the Owned Intellectual Property, including license agreements, development agreements, employee agreements, and contractor agreements.

  3.8.10        To the Company’s Knowledge, none of the software developed by or for the Company or otherwise owned by the Company (“Company Software”) that is material to the business of the Company contains any bugs, defects, or errors that have a material adverse effect on the use, functionality, or performance of such software. To the Company’s Knowledge, no Company software contains any virus, worm, or code designed to (i) disrupt, disable, or impede the operation of or provide unauthorized access to a computer system or network or other device on which such software is stored or installed or (ii) damage or destroy any data without the user’s consent. No source code for the Company Software has been disclosed or licensed to any Person who is not an employee or contractor for the Company under a duty of confidentiality, and the Company has no obligation to disclose or license the source code of the Company Software to any Person who is not an employee or contractor for the Company under a duty of confidentiality. No Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license, such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that would require, or condition the use or distribution of such software on, the disclosure, licensing, or distribution of any source code for any portion of the Company Software.

  3.8.11        The Company has taken all reasonable steps in accordance with industry standards for companies of comparable size and resources to the Company and any contracts with customers for the provision of services to secure the Company information technology systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted, and error-free operation of the Company information technology systems, including employing adequate security, maintenance, disaster recovery, redundancy, backup, archiving, and virus or malicious device scanning and protection measures.

  3.8.12        The Company’s operation of its businesses, and its collection, processing, storage, and use of any data, including any personal data in connection therewith, do not violate any applicable Laws relating to privacy, data protection, and/or security or any contracts or agreements with customers for the provision of services, including but not limited to, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), any Person’s right of privacy, or the Company’s policy on privacy, data protection and/or security. The Company has taken all reasonable steps in accordance with standard industry practices to secure such data from unauthorized access or use thereof by any Person. To the Company’s Knowledge, no security measures implemented by the Company have been penetrated by any Person and no unauthorized access to such data by any Person has taken place.

3.9        Compliance with Laws and Orders; Permits. Except as set forth on Section 3.9 of the Company Disclosure Schedule:

  3.9.1        The Company is not in conflict with, nor in default or violation of any Order or Law applicable to the business of the Company in any material respect. No investigation or review by any Governmental Entity is, to the Company’s Knowledge, pending or threatened in writing against the Company, except for regular inspections in the ordinary course of business. There is no Order binding upon the Company which has or could reasonably be expected to result in a Company Material Adverse Change.

  3.9.2         The Company holds all permits, licenses, approvals, registrations, certificates, exemptions and orders from Governmental Entities that are necessary for the operation of the business of the Company as currently conducted (collectively, the “Company Permits”). The Company is and has been in material compliance with the terms of all Company Permits and all such

Company Permits are valid and in good standing. To the Company’s Knowledge, Section 3.9.2 of the Company Disclosure Schedule contains a true and complete list of all Company Permits.

3.10        Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no Actions pending against the Company or, to the Company’s Knowledge, threatened in writing against the Company by any Person. To the Company’s Knowledge, no event has occurred that is reasonably likely to give rise to or serve as a basis for the commencement of any Action.

3.11        Regulatory Matters. Except as set forth on Section 3.11 of the Company Disclosure Schedule:

  3.11.1        The Company is in compliance in all material respects with all federal and state Laws applicable to the products and services developed, marketed, distributed and sold by or on behalf of the Company, including without limitation the federal and any applicable state anti-kickback or anti-referral laws and regulations and the patient information and privacy and security standards of HIPAA.

  3.11.2        The Company is not in receipt of notice of, and to the Company’s Knowledge, is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of its products or services, business, operations or properties, or to the facilities in which its services are provided or handled or business and operations are conducted, by any Governmental Entities, that remains uncleared, uncured or unresolved.

  3.11.3        To the Company’s Knowledge, there are no pending or threatened in writing Actions by the FDA or other Governmental Entities which would prohibit or impede the conduct of the business of the Company as it is currently conducted.

  3.11.4        The Company has not made any material false statements on, or material omissions from, the applications, approvals, reports and other submissions to the FDA or other Governmental Entities prepared or maintained to comply with the requirements of the FDA or such other Governmental Entities relating to the Company, its products, services, business, operations or properties.

  3.11.5        No product or service of the Company has been recalled, suspended or discontinued as a result of any action by the FDA or any other Governmental Entity.

  3.11.6        The Company has properly registered with the FDA all of the Company’s products or services which, to the Company’s Knowledge, are required to be registered.

3.12        Reimbursement. Except as set forth on Section 3.12 of the Company Disclosure Schedule:

  3.12.1        The Company has been issued a CMS Certification number and is qualified to participate in and receive reimbursement under Title XVIII of the Social Security Act (“Medicare”), CHAMPUS and TRICARE (collectively, the “Governmental Programs”). The Company currently participates in the Governmental Programs pursuant to current and valid provider agreements (the “Provider Agreements”). The Company provides services to patients of private, non-governmental programs (including any private insurance program) under which the Company is, directly or indirectly, receiving payments for its products and services (such private, non-governmental programs are referred to collectively as “Private Programs”).

  3.12.2        Section 3.12.2 of the Company Disclosure Schedule contains a true and complete list of all provider numbers and Provider Agreements under all Governmental Programs, and all Private Programs with whom the Company has a written agreement or a material out-of-network arrangement. A material out-of-network arrangement is one where the Company has receipts from a payor in excess of $100,000 in the 12-month period ending on May 31, 2007. True and complete copies of all Provider Agreements, and all material surveys, reviews and audits of the Company or its business conducted in connection with any Governmental Program or Private Program by any licensing or accrediting authority since December 31, 2005, that are in the possession of the Company, have been delivered or made available to Parent.

  3.12.3        To the Company’s Knowledge, there is no pending or threatened in writing Action or Order with respect to any Governmental Program or Private Program. The Company has not received any notice of any Action pending or recommended by any Governmental Program or Private Program. To the Company’s Knowledge, no event has occurred that, with or without notice or the passage of time, (i) would constitute a breach or violation of, or would constitute grounds for an Action or Order with respect to, any Governmental Program or Private Program, or (ii) would constitute grounds to modify the participation of the Company in any Governmental Program or Private Program.

  3.12.4        The Company has timely filed all claims and reports required to be filed by the Company prior to the date hereof with respect to the Governmental Programs, all fiscal intermediaries and/or carriers, and other insurance carriers, and all such claims and reports are true and complete in all material respects and, to the Company’s Knowledge, have been prepared in compliance with all applicable Laws relating to reimbursement and payment claims. The Company has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such claims and reports, and owes no money under any Governmental Program or Private Program outside of the ordinary course of business. There are no pending appeals, litigation, notices of intent to audit, and no audits, or to the Company’s Knowledge, challenges or inquiries, with respect to such prior claims or reports. The Company has not been audited in connection with any Governmental Program or Private Program. Except for reports that are not yet due, there are no reports required to be filed by the Company in order to be paid under any Governmental Program or Private Program for services rendered except for open accounts billing in the ordinary course of business and with respect to responses to requests for additional information in the ordinary course of business.

  3.12.5        The Company has in all material respects maintained all records required to be maintained in connection with Medicare as required by applicable Laws.

  3.12.6        The Company has not received any notice indicating that its qualification as a participating provider in any Governmental Program or right to provide services to patients of a Private Program may be terminated or withdrawn, nor has any reason to believe that such qualification may be terminated or withdrawn.

  3.12.7        Neither the Company nor any director, officer or employee of the Company or party to any contract to which the Company is a party, who furnishes services or supplies which may be reimbursed in whole or in part under any Governmental Program: (i) to the Company’s Knowledge, has been convicted of or charged with any violation of Law related to Medicare, Medicaid, any other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), or any other Governmental Program; (ii) to the Company’s Knowledge, has been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or (iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in Medicare, Medicaid or any other Federal Health Care Program.

  3.12.8        The Company does not have any material reimbursement or payment rate appeals, disputes or contested positions pending before any Governmental Entity or any administrator of any Private Program.

3.13        Employee Benefit Plans.

  3.13.1        Section 3.13.1 of the Company Disclosure Schedule contains a true and complete list of each Company Employee Plan and Employee Agreement. Copies of each Employee Agreement and each staff handbook, employee manual or written employment policies for the Company have been made available to Parent for its inspection and review. Section 3.13.1 of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all of the Employees of the Company and the Company’s subsidiaries, showing for each such Employee: (i) such Employee’s name, job title, and location; (ii) such Employee’s annualized compensation and base salary as of the date of this Agreement, separately identifying any bonus payments; (iii) remaining accrued vacation hours (including the dollar value of such hours) as of the date hereof (to be updated to state accrued available hours as of the Closing Date); (iv) leave status (including type of leave), expected date of return for non-disability related leaves and expiration dates for disability-related leaves; (v) whether such Employee is classified as exempt from overtime requirements; and (vi) such Employee’s date of hire and service credits for all Company Employee Plans.

  3.13.2        The Company does not maintain any Company Employee Plan that is subject to any laws other than those of the United States or that covers any Employee residing or working outside of the United States, nor does it otherwise have any Liability with respect to any employee benefit plan that is subject to laws other than those of the United States.

  3.13.3        For each Company Employee Plan, as applicable, the Company has provided to Parent: (i) a true and complete copy of such Company Employee Plan, including all amendments thereto and all related trust documents; (ii) a true and complete copy of the most recent summary plan description (if any), together with each summary of material modification thereto (if any), with respect to such Company Employee Plan; (iii) the most recent determination or opinion letter received from the IRS with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; (iv) the annual report (Form 5500, with all applicable attachments) for the last three years (if any); (v) all material written contracts currently in effect relating to each Company Employee Plan (with respect to contracts that are form contracts, a copy of each such form contract); (vi) all material administrative service agreements and group insurance contracts and other funding arrangements currently in effect that implement each Company Employee Plan; and (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan received or sent in the last four years.

  3.13.4        The Company has performed all obligations required to be performed by it under, and is not in default or violation of, each Company Employee Plan or Employee Agreement, and each Company Employee Plan has been maintained, funded and administered in all respects in accordance with its terms and with all applicable Laws (including ERISA and the Code). Each Company Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the IRS that such Company Employee Plan is so qualified, and nothing has occurred since the date of such determination that would adversely affect the qualified status of such plan. All amendments required to be adopted by any date prior to the Closing for any such Company Employee Plan to continue to be qualified have been or will duly and timely be adopted. There are no Actions pending, or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan. All contributions due from the Company with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan, and, to the Company’s Knowledge, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Employee Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Company or any of its Subsidiaries to material liability taken as a whole. Each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liability to the Parent or the Company (other than ordinary administration expenses). There are no Actions pending, or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan. All contributions due from the Company with respect to any of the Company Employee Plans have been made or accrued as required under any applicable Laws and the terms of such Company Employee Plan, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan for any period through the Closing Date, have been timely made or paid in full, or in each such case have been fully reflected on the Company Balance Sheet. Neither the Company, any ERISA Affiliate, nor any of the Company’s Subsidiaries is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

  3.13.5        Neither the Company nor any of its ERISA Affiliates maintains, sponsors, or contributes to, has any obligation to contribute to (or has in the past six years maintained, sponsored or contributed to or been required to contribute to) or has any liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Pension Plan which is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, any Multiemployer Plan within the meaning of Section 3(37) of ERISA, any plan sponsored by more than one employer within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or a single employer plan within the meaning of Section 4001(a)(15) of ERISA. Neither the Company nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in or contributed to, any employee benefit plan in which stock of the Company or its ERISA Affiliates is or was held as a plan asset.

  3.13.6        No Company Employee Plan or Employee Agreement provides retiree life insurance, retiree health or other retiree employee welfare benefits to any Employee (or relative or dependent of any Employee), except (i) as may be required by COBRA or other applicable federal, state or local statute, (ii) disability benefits that have been fully provided for by insurance under one or more Company Employee Plans set forth on Section 3.13.1 of the Company Disclosure Schedule, and (iii) benefits in the nature of severance pay with respect to one or more Employee Agreements set forth on Section 3.13.1 of the Company Disclosure Schedule.

  3.13.7        With respect to each welfare plan (other than severance arrangements), all claims incurred by the Company and its ERISA Affiliates, or that are otherwise payable under the terms of each such welfare plan, are (i) insured pursuant to a contract of insurance (that does not provide for any retrospective premium adjustments) whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims, or (iii) reflected as a liability or accrued for on the financial statements of the Company.

  3.13.8        No Company Employee Plan or Employee Agreement constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code. All stock options or share appreciation rights granted by the Company were granted using an exercise price or a base price, as the case may be, that the Company’s Board of Directors reasonably determined in with connection such grants, was not less than the fair market value of the underlying shares on the date of the grant in accordance with applicable guidance under Section 409A of the Code, and are not otherwise subject to Section 409A of the Code.

  3.13.9        Except as set forth on Section 3.13.9 of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, plan or arrangement that, considered individually or collectively with any other such contract, plan, or arrangement, obligates or will obligate it to make any payments of compensation that will be “excess parachute payments” under Section 280G of the Code and the regulations and guidance promulgated thereunder (as in effect on the date hereof); (ii) neither the Company nor any of its Subsidiaries are a party to any contract, nor do any of them have any liability (current or contingent), to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code; and (iii) the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration of vesting, forgiveness of indebtedness, loss of rights, distribution of funds, increase in benefits or obligation to fund benefits with respect to any Employee.

3.14        Employee Matters.

  3.14.1        The Company and each of its Subsidiaries is in compliance in all respects with all applicable Laws as of the date of this Agreement respecting terms and conditions of employment, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, labor relations, disability rights or benefits, equal opportunity, plan closure or mass layoff issues, affirmative action, wage and hour laws, occupational safety and health laws, and workers compensation unemployment insurance. Except as set forth in Section 3.14.1 of the Company Disclosure Schedule, there are no administrative charges, court complaints or arbitrations pending or, to the Company’s Knowledge, threatened against the Company or any of the Company’s subsidiaries before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency, or arbitrator relating to any labor, safety or employment matters. In the past three years, the Company has not implemented any employee layoffs or other employee job actions that would implicate the WARN Act or any similar state law, such as California Labor Code Section 1400, et. seq. In the past three years, there has not been and there is not now pending any unfair labor practice charge against the Company or any of its Subsidiaries.

  3.14.2        Except as set forth in Section 3.14.2 of the Company Disclosure Schedule, there are no claims pending or, to the Company’s Knowledge, threatened against the Company or any of the Company’s Subsidiaries before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency, or arbitrator relating to any labor, safety or employment matters or under any workers’ compensation or long-term disability plan or policy. The Company does not have any material unsatisfied obligations pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation other than the payment of benefits in the ordinary course of business. The Company is not a party to any collective bargaining agreement or other labor union contract, nor is any such contract being negotiated by the Company or any Subsidiary of the Company. The Company has no Company Knowledge of any union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council, employee representative or other labor organization or group of Employees with respect to any employees of the Company or any Subsidiary of the Company. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

  3.14.3        Section 3.14 of the Company Disclosure Schedule contains a true and complete list of each former Employee of the Company who is receiving or is scheduled or eligible to receive (or whose spouse or other dependent is receiving or is scheduled or eligible to receive) any benefits (whether from the Company or otherwise, excluding only such benefits that are payable solely by a governmental agency or are vested pension benefits (but not excluding any welfare benefits) payable solely pursuant to a qualified retirement plan) relating to such former Employee’s employment with the Company; and Section 3.14 of the Company Disclosure Schedule contains a true and complete description of such benefits.

  3.14.4        The Company has maintained worker’s compensation coverage as required by applicable state law through the purchase of insurance and not by self-insurance or otherwise.

  3.14.5        Each current or former independent contractor of the Company was at all times properly classified as an independent contractor for all purposes including, but not limited to, tax withholding and benefit plan eligibility. Each current or former employee of the Company who was classified as “exempt” from overtime requirements was at all times actually exempt from overtime requirements. No independent contractor of the Company is, or at any time while classified as such was, eligible to participate in any Company Employee Plan.

3.15        Environmental Matters.

  3.15.1        The Company is and has been in material compliance with all applicable Environmental Laws. The Company has not received any communication that alleges that the Company is not or has not been in compliance in all material respects with all applicable Environmental Laws. The management, handling, storage, transportation, treatment and disposal by the Company of all Environmental Materials have been in material compliance with all applicable Environmental Laws.

  3.15.2        There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company or, to the Company’s Knowledge, against any Person whose Liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law.

  3.15.3        All permits, registrations, licenses and authorizations required to be obtained or filed by the Company under any Environmental Laws, including without limitation those activities relating to the generation, use, storage, treatment, disposal, handling, management, procurement, distribution, release, discharge, or remediation of Environmental Materials have been duly obtained or filed, and the Company is in compliance with the terms and conditions of all such permits, registrations, licenses and authorizations, and has resolved any past instances of non-compliance with the terms and conditions of all such permits, registrations, licenses and authorizations, to the satisfaction of the Governmental Entity or Governmental Entities with jurisdiction over such permit, registration, license or authorization.

  3.15.4        The Company has no Knowledge of, nor has the Company received any written notification from, any source indicating that (i) there has been a release or discharge of Environmental Materials that could result in the Company incurring any Liabilities, (ii) the Company is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Laws, (iii) any Leased Real Property is identified or proposed for listing as a federal National Priorities List (“NPL”) (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) (or state-equivalent) site, or (iv) any facility to which the Company currently transports or otherwise arranges for the disposal of Environmental Materials, or has in the past transported or otherwise arranged for disposal of Environmental Materials, is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

  3.15.5        To the Company’s Knowledge, there are no Liabilities of or relating to the Company arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability.

3.16        Material Contracts.

  3.16.1        Section 3.16.1 of the Company Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. The Company has delivered to Parent or its advisors (or made available for review by Parent and its advisors), a true and complete copy of each such Material Contract and all amendments or modifications thereto that exist as of the date of this Agreement.

  3.16.2        With respect to each Material Contract: (i) such Material Contract (A) is in full force and effect as of the date of this Agreement, and (B) is binding and enforceable against each party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law, (ii) the Company is not in breach or default of such Material Contract, and (iii) to the Company’s Knowledge, (A) no other party to such Material Contract is in breach or default of such Material Contract, and (B) no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by the Company, or would permit the modification or premature termination of such Material Contract by any other party thereto.

  3.16.3        “Material Contract” means any legally binding contract or agreement to which the Company is a party, by which the Company is bound or pursuant to which the Company is an obligor or a beneficiary, which:

3.16.3.1    involves expected receipts or expenditures in excess of $100,000 in the current or any future calendar year;

3.16.3.2    is a license or other contract or agreement pursuant to which the Company has obtained any right, title or interest in, under or to any material Owned Intellectual Property, other than nonexclusive licenses that are available to the public generally;

3.16.3.3    grants any exclusive rights to any material Owned Intellectual Property to any Person;

3.16.3.4    evidences indebtedness for borrowed or loaned money of $100,000 or more, including guarantees of such indebtedness by the Company;

3.16.3.5    is a lease or sublease of any real property material to the Company’s business;

3.16.3.6    is for the employment of, or receipt of any services from, any director or officer of the Company or any other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $200,000;

3.16.3.7    provides for severance, termination or similar pay to any of the Company’s current or former directors, officers, employees or consultants or other independent contractors, except to the extent already paid by the Company;

3.16.3.8    provides for a loan or advance of any amount to any director or officer of the Company, other than advances for travel and other appropriate business expenses in the ordinary course of business;

3.16.3.9    licenses any Person to manufacture or reproduce any of the Company’s products or services or any contract or agreement or agreement to sell or distribute any of the Company’s products or services;

3.16.3.10    is a joint venture, partnership or other contract or agreement involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which the Company has any ownership interest in any other Person or business enterprise;

3.16.3.11    contains any covenant limiting the right of the Company to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute the Company’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Company to make, sell or distribute any products or services;

3.16.3.12    involves payments by the Company based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company;

3.16.3.13    is a power of attorney granted by or on behalf of the Company;

3.16.3.14    is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;

3.16.3.15    is a settlement agreement with respect to any pending or threatened Action entered into within three years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with routine cessation of such employee’s or independent contractor’s employment with the Company or (B) settlement agreements for cash only (which have been paid) and do not exceed $100,000 as to such settlement;

3.16.3.16    was entered into relating to the sale of assets of the Company outside the ordinary course of business and that involves an amount or value in excess of $100,000;

3.16.3.17    any Governmental Entity or any prime contractor to any Governmental Entity is a party to; or

3.16.3.18    if terminated, would reasonably be expected to result in a Company Material Adverse Change.

3.17        Brokers’ and Finders’ Fees. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur any Liability for brokerage or finders’ fees or agents’ commissions in connection with this Agreement or any transaction contemplated hereby.

3.18        Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a list of each insurance policy which provides coverage for the Company as of the date hereof. Section 3.18 of the Company Disclosure Schedule further sets forth a true and complete list of all claims asserted by the Company pursuant to any such insurance policy since January 1, 2003, and describes the nature and status of the claims. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The insurance policies set forth in Section 3.18 of the Company Disclosure Schedule are of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to fully insure the Company against insurable losses, damages and claims to its business, properties, assets and operations.

3.19        Banking Relationships.

    3.19.1        Set forth on Section 3.19.1 of the Company Disclosure Schedule are the names and locations of all banks and trust companies in which the Company has accounts or lines of credit, and with respect to each account or line of credit, the names of all persons authorized to draw thereon or to have access thereto.

    3.19.2        All notes receivable and accounts receivable are reflected properly on the Company Balance Sheet and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To the Company’s Knowledge, such notes and accounts receivable will as of the date of the Effective Time be current and collectible, net of the respective reserve shown in the corresponding line items on the Company Balance Sheet. The Company has not received written notice of any contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such note or account receivable. Section 3.19.2 of the Company Disclosure Schedule sets forth a true and complete list and the aging of all accounts receivable as of the date of the Company Balance Sheet.

3.20        Minutes and Stock Records. The minute books of the Company for the last five years contain records that are true and complete in all material respects of all meetings and consents in lieu of meetings of its Board of Directors and any committees thereof (whether permanent or temporary), and of its stockholders, since inception, and are accurate in all material respects, and such minutes truly and completely reflect all transactions referred to in such minutes and consents. The stock books of the Company accurately reflect the ownership of the capital stock of the Company. The Company has made available to Parent true and complete copies of the minutes, consents and stock books of the Company for the last five years.

3.21        Related Party Transactions. Except as set forth on Section 3.21 of the Company Disclosure Schedule, (i) No Related Party has any direct or indirect interest in any material asset used in the business of the Company as currently conducted; (ii) no Related Party is indebted to the Company; (iii) no Related Party has entered into, or has had any direct or indirect financial interest in, any Company contract involving the Company (other than agreements relating to employment or indemnification); (iv) to the Company’s Knowledge, no officer or director of the Company is competing, or has at any time within the last two years competed, directly or indirectly, with the Company; and (v) to the Company’s Knowledge, no Related Party has any claim or right against the Company (other than rights as a securityholder and rights to receive compensation for services performed and benefits as an employee of the Company). (For purposes of this Section 3.21 each of the following shall be deemed to be a “Related Party”: (i) each individual who is an officer or director of the Company; (ii) each Company Shareholder who owns of record in excess of 5% of the outstanding Company Common Stock on a fully diluted basis; (iii) each member of the immediate family of each of the individuals referred to in clauses (i) and (ii) above, where “immediate family” shall mean such individual’s spouse and minor children living in such individual’s home; and (iv) any trust or other entity (other than the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.)

Article 4

REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company as set forth in this Article 4 subject to any exceptions expressly stated in the disclosure schedule delivered by Parent and Merger Sub to the Company dated as of the date hereof (the “Parent Disclosure Schedule”).

4.1        Organization of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2        Authority; Non-Contravention.

  4.2.1        Parent and Merger Sub have all requisite corporate or other power and authority to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Merger Sub of this Agreement and the Escrow Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, subject only to the filing of the Merger Documents pursuant to California Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. Assuming the due authorization, execution and delivery of the Escrow Agreement by the Shareholder Representative and the Escrow Agent, the Escrow Agreement, when executed and delivered by Parent and Merger Sub, will constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the rights of creditors generally and general principles of equity.

  4.2.2        The execution and delivery of this Agreement and the Escrow Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the Escrow Agreement by Parent and Merger Sub will not result in a termination or breach or violation by the Parent or the Merger Sub of, or under, (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any Law applicable to Parent or Merger Sub or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or Merger Sub is a party and with respect to each of clauses (ii) and (iii) above, which could reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

  4.2.3        No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other Person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the Merger, except for the filing of (i) the Merger Documents with the Secretary of State of the State of California, and (ii) any required filing under the HSR Act and clearance thereunder.

4.3        Litigation. As of the date hereof, there are no Actions pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such Actions, to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

4.4        Adequacy of Financing. Parent has adequate financial resources to satisfy its monetary and other obligations under this Agreement.

4.5        Parent’s Due Diligence. Parent acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, it is relying on its own investigation and analysis in entering into this Agreement and the transactions contemplated hereby. Parent is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. In furtherance of the foregoing, and not in limitation thereof, Parent acknowledges that no representation or warranty, express or implied, of the Company or any of its advisors (including Wachovia Securities or any of their respective affiliates, securityholders or representatives) with respect to the Company, including (i) the information set forth in the “Confidential Information Statement” dated November, 2006 or otherwise provided by Wachovia Securities or the Company; (ii) any other information provided to Parent pursuant to the Confidentiality Agreement; or (iii) any financial projection or forecast delivered to Parent with respect to the revenues or profitability which may arise from the operation of the Company either before or after the Closing Date, shall (except as otherwise expressly represented to in this Agreement) form the basis of any claim against the Company or any of its advisors (including Wachovia Securities) or any of their respective affiliates, securityholders or representatives with respect thereto or with respect to any related matter. With respect to any projection or forecast delivered by or on behalf of the Company to Parent, Parent acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts; (ii) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts; and (iii) it is familiar with each of the foregoing. Nothing in this Section 4.5 shall be construed to limit any remedy Parent may have against any Person for fraud or intentional misrepresentation (as defined in Section 7.3.5 hereof) on the basis of acts or omissions in connection with the transactions contemplated by this Agreement.

4.6        Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Article 5

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1        Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except to the extent that Parent shall otherwise consent in writing (which consent will not be unreasonably withheld), carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes) and otherwise pay or perform other material obligations when due, comply with all applicable Laws in all material respects, and to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its present business organization, preserve its present relationships with customers, suppliers and others having business dealings with it, confer with Parent concerning operational and financial matters of a material nature, and report periodically with Parent concerning the status of the operations and finances of the Company.

5.2        Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 5.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do, cause or permit any of the following (except to the extent contemplated in this Agreement, disclosed in the Company Disclosure Schedule or as consented to in writing by Parent, which consent shall not be unreasonably withheld):

(i)            Charter Documents. Cause or permit any amendments to the Company Charter Documents;

(ii)            Dividends, Etc. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine, reclassify, redeem or repurchase Company Capital Stock (other than the repurchase of unvested shares of Company Common Stock at cost held by employees, directors or officers of, or consultants to, the Company in connection with the termination of such employee’s, director’s, officer’s or consultant’s service to the Company in accordance with the terms of the applicable grant or award);

(iii)            Loans. Make any loans or advances, other than routine travel advances to employees of the Company consistent with past practice or forgive or discharge in whole or in part any outstanding loans or advances;

(iv)            Intellectual Property. (A) Transfer or license to any Person any rights to any Intellectual Property other than in the ordinary course of business consistent with past practice (other than any expiration or nonrenewal in accordance with its terms), (B) grant, extend, amend (except as required in the diligent prosecution of material Intellectual Property), waive or modify any rights in or to any Intellectual Property, (C) fail to diligently prosecute any of the Company’s material patent applications or (D) fail to exercise a right of renewal or extension under any Intellectual Property;

(v)            Material Contracts. Enter into any agreement that would be deemed to be a Material Contract or, except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices of the Company, materially amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract;

(vi)            Tangible Assets. Fail to use commercially reasonable efforts to maintain the material tangible assets of the Company in their current physical condition, except for ordinary wear and tear;

(vii)            Exclusive Rights. Enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any material product or Intellectual Property of the Company;

(viii)            Dispositions. Sell, assign, transfer, convey, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the Company’s business, taken as a whole, other than sales of products in the ordinary course of business consistent with its past practice;

(ix)            Severance Pay; Incentive Compensation. (A) Take any action with respect to the grant of any severance or termination pay or incentive compensation or bonus (other than pursuant to policies or agreements of the Company in effect on the date hereof or as contemplated by this Agreement or the Transaction Documents) whether payable before, on or after the Closing Date, except as otherwise required by Law; (B) increase the compensation payable or to become payable by the Company to any of its officers, consultants, independent contractors or directors (except in the ordinary course of business and consistent with the past practices of the Company), (C) make any change in the key management structure of the Company, including, without limitation, the hiring of additional officers or the termination of existing officers (other than as set forth in Section 5.2 (xxiv) below); or (D) adopt, enter into or amend any material employee benefit plan, including the Company Employee Plans (except as required to comply with applicable Law or as requested by Parent);

(x)            Indebtedness. Incur any Company Debt (except for the draw-down of amounts available under existing facilities in the normal course of business) or guarantee any Company Debt or issue or sell any debt securities or guarantee any debt securities of others;

(xi)            Accounting Practices. Make any material change in any of the Company’s accounting methods, principles or practices, except for changes made in compliance with GAAP, or make any Tax election;

(xii)            Accounts Receivable; Accounts Payable. Fail to use commercially reasonable efforts to collect accounts receivable or fail to pay accounts payable, in a timely manner and consistent with past practice;

(xiii)            Cancellation of Indebtedness. Cancel or write-off any material claims or indebtedness owed to the Company, establish an extraordinary reserve with respect to any material account receivable or indebtedness or waive or relinquish any material rights of the Company;

(xiv)            Issuance of Securities. Sell, issue or authorize the issuance of any capital stock or other securities of the Company, other than the issuance of stock options to newly hired employees and consultants;

(xv)            Material Rights. Acquire, lease, or license any material right or other material asset from any Person other than in the ordinary course of business and consistent with the past practices of the Company;

(xvi)            Action. Commence or settle any Action;

(xvii)          Material Transactions. Enter into a material transaction or take any other material action outside the ordinary course of business consistent with past practice;

(xviii)          Capital Expenditure. Except as set forth on Section 5.2 of the Company Disclosure Schedule, make any capital expenditure or incur any Liability therefore, other than capital expenditures involving payments that do not, individually or in the aggregate, exceed $100,000;

(xix)        Cancellation of Material Claims. Cancel or write-off any material claims or indebtedness owed to the Company, establish an extraordinary reserve with respect to any material account receivable or indebtedness or waive or relinquish any material rights of the Company;

(xx)        Leases. Enter into any operating lease in excess of $250,000 in the aggregate;

(xxi)        Tax Matters. Make any settlement of or compromise any Tax liability, change in any material respect any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting;

(xxii)        Collective Bargaining Agreements. Enter into any collective bargaining agreement;

(xxiii)        Liquidation or Dissolution. Adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(xxiv)        Employment Matters. Dismiss any officer or manager except for cause or hire any new employee having an annual base salary in excess of $125,000;

(xxv)        Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(xxvi)        Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole; and

(xxvii)        Other. Take or agree in writing to take, any of the actions described in clauses (i) through (xxvi) in this Section 5.2, or any action which could reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company, in such a manner that the conditions to Closing set forth in Sections 8.2.1 or 8.2.2 would not be satisfied.

Article 6

COVENANTS

6.1        Confidentiality. The parties hereto acknowledge that the Company and Parent have previously executed a confidentiality and non-disclosure agreement dated May 17, 2007 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms; provided, however, that the term “Transaction Information” as used in the Confidentiality Agreement shall be deemed to include the execution of this Agreement and all matters relating to this Agreement and the transactions contemplated hereby.

6.2        Dissenters’ Rights Notice. Promptly after the execution of this Agreement, the Company shall prepare and circulate to the holders of Company Capital Stock who have not executed a Shareholder Written Consent (i) notice that the Required Shareholder Vote has been obtained, and (ii) any other notice required under applicable provisions of California Law or the Company Charter Documents (the “Dissenters’ Rights Notice”). The Dissenters’ Rights Notice shall contain the unanimous recommendation of the Board of Directors of the Company that the holders of Company Capital Stock approve this Agreement and the Merger.

6.3        Reasonable Efforts; HSR.

  6.3.1        Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following:

6.3.1.1        causing each of the conditions precedent set forth in Article 8 to be satisfied,

6.3.1.2        obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities),

6.3.1.3        obtaining all necessary consents, approvals or waivers from, and giving all necessary notices to, third parties, including, without limitation, pursuant to those agreements listed in Section 3.3.2 of the Company Disclosure Schedule,

6.3.1.4        defending any Actions challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and

6.3.1.5        executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

  6.3.2        Without limiting the generality or effect of the foregoing, to the extent required by the HSR Act, each of the Parties will, as soon as reasonably practicable following the date hereof, file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby, will promptly file any supplemental or additional information which may be requested in connection therewith pursuant to the HSR Act, and will comply in all material respects with the requirements of the HSR Act. Each Party shall elect early termination of the statutory waiting period under the HSR Act. Each Party shall use its commercially reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In the event any litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its commercially reasonable efforts to avoid the filing of, defend against or resolve such litigation. Each Party shall use its commercially reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws; or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Governmental

Entity or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor any of its Subsidiaries shall have any obligation under this Agreement to do any of the following (or cause the other to do any of the following): (i) to dispose or cause any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other intellectual property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations ((i) through (v), collectively, “Burdensome Conditions”).

  6.3.3        The Parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the HSR Act filings referenced above), and obtain as promptly as practicable all actions or non-actions, waivers, consents, approvals, orders and authorizations of all Governmental Entities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all actions or non-actions, waivers, consents, approvals, orders and authorizations of all Governmental Entities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein.

6.4        Indemnification; Exculpation; Insurance.

  6.4.1        From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Effective Time were directors, officers or employees of the Company (collectively, the “Company Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Effective Time. All rights of the Company Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Articles of Incorporation or Bylaws of the Company as now in effect, and any indemnification agreements or arrangements of the Company set forth in Section 6.4 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Company Indemnitees. In addition, the Surviving Corporation shall pay any expenses of any Company Indemnitee under this Section 6.4 as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Parent, from and after the Effective Time, shall unconditionally guarantee the timely payment of all funds owed by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 6.4. Parent agrees that its payment obligations hereunder are unconditional, irrespective of the validity or enforceability of this Agreement against the Surviving Corporation or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the defenses of statute of limitations, which are not waived). Parent hereby acknowledges that its obligations under this Section 6.4 constitute a guarantee of payment and not merely of collectability and Parent hereby waives promptness, diligence, presentment, demand of payment, protest and order in connection with this guarantee.

  6.4.2        Parent, from and after the Effective Time, shall cause the organizational documents of the Surviving Corporation to contain provisions no less favorable to the Company Indemnitees with respect to limitation of liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the Articles of Incorporation and Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Company Indemnitees.

  6.4.3        In the event any claim is asserted or made, any determination required to be made with respect to whether a Company Indemnitee’s conduct complies with the standards set forth under applicable law, the Article of Incorporation or Bylaws of the Company or any indemnification agreements or arrangements of the Company, as the case may be, shall be made by independent legal counsel. For purposes of this Section 6.4, “independent legal counsel” shall mean legal counsel mutually agreeable to Parent and the Company Indemnitee that has not previously represented Parent, the Company or the Company Indemnitee. Each of Parent, the Surviving Corporation and the Company Indemnitees shall cooperate, and cause their respective affiliates to cooperate, in the defense of any claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, documents, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

  6.4.4        The parties acknowledge that, prior to the Closing, the Company will purchase a six-year “tail” policy extending the Company’s existing directors’ and officers’ liability insurance policy, and each of Parent and the Surviving Corporation hereby agrees not to terminate or modify in a manner adverse to the beneficiaries thereof such “tail” policy.

  6.4.5        The provisions of this Section 6.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Company Indemnitee, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall assume all of the obligations thereof set forth in this Section 6.4. The obligations of Parent and the Surviving Corporation under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 6.4 applies without the consent of the affected Company Indemnitee (it being expressly agreed that the Company Indemnitee to whom this Section 6.4 applies shall be third-party beneficiaries of this Section 6.4) notwithstanding Section 10.4 hereof.

6.5        Section 280G. Other than with respect to Frank Ruderman, the Company shall (i) seek shareholder approval that satisfies the requirements of Q-7 of the regulations under Section 280G of the Code (“Section 280G”), including seeking the waiver by all persons who are “disqualified individuals” within the meaning of Section 280G, of all payments and benefits in the nature of compensation that would, but for such waiver and approval be treated as “parachute payments” under Section 280G (either alone or in conjunction with any other event), including, to the extent applicable, any such payments, benefits or accelerated vesting with respect to all equity awards or employment agreements and any other arrangements (collectively, the “Compensatory Arrangements”); and (ii) make disclosure of the Compensatory Arrangements that satisfies the requirements of Q-7 of the regulations under Section 280G to all shareholders of the Company entitled to vote under Section 280G.

6.6        Employee Matters; No Third Party Beneficiaries.

  6.6.1        Parent agrees that each employee of the Company who continues employment with Parent, the Surviving Corporation or any of their respective Subsidiaries after the Closing Date (a “Continuing Employee”) shall be provided, for a period extending until the earlier of (i) the termination of such Continuing Employee’s employment with such entit(y)(ies) and (ii)(A) December 31, 2007, with respect to existing base salary and bonus compensation and (B) June 30, 2008, with respect to healthcare and dental plans, with base salary and bonus compensation and healthcare and dental plan benefits not less favorable than that provided by the Company to such Continuing Employee immediately prior to the date of this Agreement.

  6.6.2        The Parties acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of the Parties and shall not create any right (i) in any other Person, including any Employees, any participant in any Company Employee Plan or any beneficiary thereof or (ii) to continued employment with the Surviving Corporation, the Parent or any of their respective Subsidiaries. After the Closing, except as expressly required by this Section 6.6, nothing contained in this Agreement shall interfere with the Surviving Corporation’s rights to amend, modify or terminate any Company Employee Plan or any employee benefit plan, agreement, program, policy or other arrangement currently or subsequently maintained by the Surviving Corporation or the Company or to terminate the employment of any employee of the Surviving Corporation or the Company for any or no reason.

6.7        Warrants and Preferred Stock. The Company shall use its commercially reasonable efforts to ensure that (i) all outstanding Company Warrants shall have been (A) exercised for shares of Company Preferred Stock or Company Common Stock, as the case may be, or (B) the holders thereof shall have elected to have such Company Warrants exchanged in accordance with Section 2.8.3 and (ii) all shares of Company Preferred Stock shall have been converted into shares of Company Common Stock effective immediately prior to the Effective Time.

6.8        Escrow Agreement. The Company shall use its commercially reasonable efforts to cause the Shareholder Representative to, and Parent shall, and shall use its commercially reasonably efforts to cause the Escrow Agent to, execute, prior to the Closing, the Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).

6.9        Expenses. Each Party hereto shall each bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of investment bankers, brokers, dealers, finders, other financial advisors, attorneys and accountants); provided, however, Parent shall pay all filing and other fees required under the HSR Act.

6.10        Spreadsheet. The Company shall prepare and deliver to Parent, at least two Business Days prior to the Closing, a spreadsheet, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date, the following information relating to holders of Company Capital Stock, Company Options and Company Warrants: (i) the names and, if currently in the Company’s possession, social security numbers of all stockholders, optionholders and warrantholders of the Company and their respective addresses (as listed in the corporate record books of the Company), (ii) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options or Company Warrants held by, such Persons and, in the case of shares, the respective certificate numbers, (iii) the aggregate Per Share Closing Consideration to each holder of Company Capital Stock, Company Options or Company Warrants, (iv) the aggregate Per Share Escrow Consideration payable to each holder of Company Capital Stock, Company Options and Company Warrants as well as the percentage interest of each holder of Company Capital Stock, Company Options or Company Warrants in the Escrow Fund, (v) the repayment amount of any applicable employee loans to be repaid by offset against payment of Merger Consideration, and (vi) the applicable Tax withholding amount, if any, for each payee (the “Spreadsheet”). The Spreadsheet shall serve as the basis for the payment of the Total Merger Consideration pursuant to Section 2.8, subject to adjustment to correct any errors or omissions.

6.11        Commercially Reasonable Efforts and Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article 8. Without limiting the generality or effect of the foregoing, in the event an injunction or other order preventing the consummation of the Merger shall have been issued by a court of competent jurisdiction, each Party hereto shall its use its commercially reasonable efforts to have such injunction or other order lifted. Each Party hereto, at the reasonable request of the other Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

6.12        Third-Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers or approvals under each of the contracts set forth on Section 8.3.10 of the Company Disclosure Schedule.

6.13        Taxes.

  6.13.1        Parent shall properly prepare, or cause to properly be prepared, and shall timely file or cause to be timely filed, all Tax Returns of the Company that are required to be filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practices, unless such past practices are not in accordance with applicable law. Not later than 30 days prior to the due date for filing of any such Tax Return, the Parent shall deliver to the Shareholder Representative a copy of each such proposed Tax Return for taxable periods ending on or prior to the Closing Date and for taxable periods ending after the Closing Date but including periods prior to the Closing Date for approval, which approval shall not be unreasonably withheld or delayed.

  6.13.2        The parties hereto shall cooperate fully with each other in connection with the preparation and timely filing of any Tax Returns required to be prepared and filed or in connection with the preparation or filing of any election, claim for refund, consent or certification.

  6.13.3        Notwithstanding any other provisions of this Agreement to the contrary, the Shareholder Representative, on behalf of the Company Shareholders, shall have the responsibility for, and the right to control, at the Company Shareholders’ expense, the audit and/or litigation (and disposition thereof) of any Tax Return relating to taxable periods ending on or prior to the Closing Date and shall have the right to participate in the disposition of the audit of any Tax Return relating to the periods ending after the Closing Date if and to the extent that such audit or disposition thereof could give rise to a claim for indemnification under Article 7. Parent shall have the right directly or through its designated representatives, to review in advance and comment upon all submissions made by the Shareholder Representative in the course of audits or appeals thereof to any Governmental Entity relating to taxable periods ending on or prior to the Closing Date and to approve the disposition of any audit adjustment with respect to such periods only if such disposition will or might reasonably be expected to result in an adjustment to the Taxes of Parent or the Company for any period beginning on or after the Closing; provided, however, that Parent shall not unreasonably withhold or delay such approval.

6.14        Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence, or failure to occur, of any event of which it has Company Knowledge that has caused any representation or warranty of the Company to be untrue or inaccurate in any material respect and (ii) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

6.15        Access and Information. Until the Closing, the Company shall afford to Parent and its representatives (including accountants and counsel) reasonable access during normal business hours to all properties, books, records, and Tax Returns of the Company and all other information with respect to its business, together with the opportunity to make copies of such books, records and other documents and to discuss the business of the Company with such directors, officers and counsel for the Company as Parent may reasonably request for the purposes of familiarizing itself with the Company.

6.16        Compliance with 409A. As soon as practicable following the date hereof, the Company shall (i) provide each Person listed on Annex 3.13.8 to the Company Disclosure Schedule who holds an outstanding and unexercised Company Option listed on such Annex (an “Affected Option”) as of the date hereof a disclosure concerning the potential impact of Section 409A of the Code on such Affected Option and (ii) use its commercially reasonable efforts to obtain from each such Person an acknowledgement of deferral in which such Person agrees to defer receipt of any merger consideration payable to such Person pursuant to Section 2.8.2 in exchange for the Affected Options held by such Person as of immediately prior to the Effective Time to a specified date or dates no earlier than January 1, 2008. The Company shall provide Parent with a reasonable and timely opportunity to review and comment upon any documentation or correspondence provided to holders of Affected Options pursuant to this Section 6.16, including the form of acknowledgement of deferral and the related disclosure documents. The acknowledgements of deferral provided by the Company to holders of Affected Options pursuant to this Section 6.16 shall satisfy and comply with (i) the transition rules of Section 409A of the Code, including, but not limited to, Notice 2006-79 such that the holders of the Affected Options will not be subject to taxation under Section 409A of the Code with respect to such Affected Options or the payments they will receive on account of such Affected Options and (ii) all applicable Laws.

Article 7

ESCROW FUND; INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

7.1        Escrow Fund. At the Closing, Parent shall deposit with LaSalle Bank, N.A. as escrow agent (the “Escrow Agent”) on behalf of the Company Shareholders and holders of Company Options and Company Warrants, the Escrow Amount (the “Escrow Fund”). The Escrow Fund shall be governed by the terms set forth in the Escrow Agreement and subject to the terms of this Article 7.

  7.1.1        Escrow Period. The Escrow Fund shall terminate on the fifteen-month anniversary of the Effective Time and the Escrow Agent shall distribute all amounts therein to the former holders of Company Capital Stock, Company Options and Company Warrants in accordance with the Escrow Agreement; provided, however, that a portion of the Escrow Fund which is reasonably necessary to satisfy any unsatisfied claims specified in writing to the Escrow Agent and the Shareholder Representative prior to the termination of the Escrow Fund shall remain in the Escrow Fund until such claims have been resolved. Parent and the Shareholder Representative shall deliver to the Escrow Agent a certificate specifying the Effective Time and the Escrow Fund termination date.

7.2        Agreement to Indemnify.

  7.2.1        Subject to the terms, conditions and limitations of this Article 7, the Parent Indemnified Parties shall be entitled to be indemnified, from and after the Effective Time, solely from the Escrow Fund (except as set forth in Section 7.3.5), against, and shall be compensated, reimbursed and paid for, any Damages which are suffered or incurred by a Parent Indemnified Party from any of the following: (i) any breach of any representation or warranty of the Company in Article 3 hereof, in the Company Compliance Certificate or in the Closing Certificate (without giving effect, solely for the purposes of computing the amount of any Damages, to any materiality qualification contained or incorporated in such representation or warranty), (ii) any breach of any covenant or agreement of the Company, prior to the Effective Time, in this Agreement, (iii) the amount of any Transaction Costs not deducted from the Total Merger Consideration, (iv) any assertion or recovery by any holder of Company Capital Stock of the fair value, interest and expenses or other amounts pursuant to dissenters’ rights exercised or purportedly exercised pursuant to California Law (it being understood that any such Damages will not include the pro rata share of the Total Merger Consideration such asserting or recovering stockholder would have received pursuant to this Agreement), (v) the amount of any Company Debt on the Closing Date in excess of the amount of Company Debt on the date of this Agreement, to the extent such amount is not deducted from the Total Merger Consideration and is determined by Parent within 60 days of the Effective Time, (vi) any Liability, including any penalties and remediation costs and expenses, related to, arising out of or incurred in connection with the Company’s failure to ensure that the Company Options and Company Common Stock set forth on Annex 3.13.8 to the Company Disclosure Schedule at all times satisfied all applicable requirements of Section 409A of the Code and related guidance, (vii) the loss of a tax deduction (such loss computed as the total amount of Compensatory Arrangements that constitute “parachute payments” under Section 280G of the Code, multiplied by Parent’s combined federal and state income tax rate) with respect to compensation payable to or for the benefit of Frank Ruderman as a result of the application of Section 280G of the Code and related guidance in connection with the transactions contemplated by this Agreement and (viii) any Actions, demands or assessments incidental to any of the matters set forth in clauses (i) through (vii) above (including any proceeding commenced by any Parent Indemnified Party for the purpose of enforcing its rights under this Article 7). For purposes of this Agreement, the term “Parent Indemnified Parties” shall mean Parent, the Surviving Corporation, and their affiliates and each of their respective directors, officers, employees, and agents, and the term “Damages” shall mean any loss, injury, claim, demand, settlement, judgment, award, fine, penalty, Liability, damage, Tax, Encumbrance, charge, cost or expense of any nature (including costs and reasonable attorneys’ fees and disbursements and other litigation expenses), whether or not involving the claim of another Person, but excluding any special, indirect, consequential, exemplary and punitive damages and also excluding any damages associated with any lost profits or lost opportunities; provided, however, that Damages may include any special, indirect, consequential, exemplary and punitive damages awarded to any third party in any Third-Party Claim or agreed upon in settlement of any Third-Party Claim; provided, further, that for purposes of computing the amount of any Damages incurred by a Parent Indemnified Party there shall be deducted an amount equal to the amount of any insurance proceeds actually received or receivable by a Parent Indemnified Party in connection with such Damages or any of the circumstances giving rise thereto arising under an insurance policy purchased by the Company prior to the Effective Time.

  7.2.2        The representations, warranties, covenants and obligations of the Parties, and the rights and remedies that may be exercised by the Parent Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnified Parties or any of their representatives (except in each case as set forth on the Company Disclosure Schedule). The Parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any Party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Article 7.

  7.2.3        In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any breach or alleged breach of any representation, warranty or covenant, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages (without duplication) as a result of and in connection with such breach or alleged breach.

7.3        Survival; Limitation of Liability.

  7.3.1        All representations and warranties made by any Party in this Agreement and any certificate delivered pursuant to this Agreement shall survive the Closing, irrespective of any facts known to any Parent Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Parent Indemnified Party (except to the extent set forth on the Company Disclosure Schedule), and remain in full force and effect until the fifteen-month anniversary of the Closing Date (the “Representation Termination Date”); provided, however, that (i) the representations and warranties set forth in Section 3.2 (Company Capitalization) will survive indefinitely and (ii) if at any time prior to the Representation Termination Date, Parent delivers to the Shareholder Representative a notice in accordance with Section 7.4 stating the existence of a breach of any of the representations and warranties made by the Company, or a breach of a covenant made by the Company and asserting a claim for recovery under this Article 7 based on such breach, then the claim asserted in such notice shall survive the Representation Termination Date until such time as such claim is fully and finally resolved. All obligations of the Parties under the covenants contained herein shall survive (y) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the Party entitled to such performance or (z) if not fully performed or fulfilled, until the expiration of the applicable statute of limitations.

  7.3.2        Except as set forth in Section 7.3.5, the right of Parent Indemnified Parties to be indemnified pursuant to this Article 7 shall be the sole and exclusive remedy with respect to any (i) breach of any representation or warranty of the Company and (ii) any breach of any covenant or agreement of the Company. Subject to Section 7.3.5, no current or former shareholder, director, officer, employee, affiliate or advisor of the Company shall have any personal or individual liability of any nature to Parent, the Surviving Corporation or any Parent Indemnified Party with respect to any breach of any representation, warranty or covenant contained in, or any other breach of, this Agreement. The Parties acknowledge that except as expressly provided in Article 3, the Company Compliance Certificate and the Closing Certificate, the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied; it being expressly understood that nothing herein shall be construed to limit Parent’s remedies for fraud or intentional misrepresentation.

  7.3.3        A Parent Indemnified Party may only seek indemnification under Section 7.2 if a Parent Indemnified Party has given the Shareholder Representative written notice of such Parent claim on or before the fifteen-month anniversary of the Closing Date in the manner set forth in Section 7.4 below.

  7.3.4        Parent Indemnified Parties shall not be entitled to indemnification for claims under Section 7.2.1, unless the total amount of all Damages exceeds $1,500,000 in the aggregate, in which case the Company Shareholders’ indemnification obligations hereunder shall apply to the full amount of all such Damages in excess of such amount. In addition, the Parent Indemnified Parties shall not be entitled to indemnification for any Individual Claim not in excess of $100,000. Notwithstanding anything in this Agreement to the contrary, the limitations in this Section 7.3.4 shall not apply to indemnification claims under Section 7.2.1(iii), Section 7.2.1(iv), Sections 7.2.1(v)–(vii) and Section 7.2.1(i) relating to a breach of the representations set forth in Sections 3.2 (Company Capitalization), 3.6 (Taxes), 3.13 (Employee Benefit Plans) and 3.15 (Environmental Matters) and any Damages incurred for such matters shall not be counted for purposes of the $1,500,000 basket described above.

  7.3.5        Except with respect to breaches of Section 3.2 and with respect to fraud or intentional misrepresentation, the Parent Indemnified Parties’ sole and exclusive remedy shall be against the Escrow Fund. To the extent that Damages for which the Parent Indemnified Parties may seek indemnity for a breach of Section 3.2 or for fraud or intentional misrepresentation exceed the amount of the Escrow Fund, the Parent Indemnified Parties must first proceed against the Escrow Fund. After claims for breach of Section 3.2 or fraud or intentional misrepresentation are finally resolved in accordance with the procedures set forth in this Article 7, the Parent Indemnified Parties will then have the right to recover any remaining Damages from the Company Shareholders (including holders of Company Options and Company Warrants) on a several, but not joint, basis in proportion to the merger consideration paid or payable to them pursuant to this Agreement up to a maximum amount equal to the merger consideration actually received by such Company Shareholder (including holders of Company Options and Company Warrants). Nothing in this Article 7 shall limit any remedy Parent may have against any Person for such Person’s fraud or intentional misrepresentation. For purposes of this Agreement, the transactions contemplated hereby and in connection with any Action arising from or related to this Agreement or the transactions contemplated hereby, “fraud” and “intentional misrepresentation” shall be defined as a misrepresentation of material fact made by a person on behalf of the Company that to such person’s actual knowledge, at the time the statement was made, was false and was made with the intent to defraud the Parent, and on which statement Parent justifiably relied and suffered resulting damage.

  7.3.6        Promptly after Parent or any of the other Parent Indemnified Parties becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any indemnification claim by a Parent Indemnified Party under this Article 7, Parent or the Parent Indemnified Party shall take all commercially reasonable steps to mitigate and minimize all Damages that may result from such event or circumstance; provided, however, that any expenses and costs related to such steps to mitigate shall be conclusively considered as Damages for the purposes of this Agreement, to the extent that such event or circumstance is an indemnifiable claim.

7.4        Process of Indemnification. Parent shall not be entitled to receive any payment under Section 7.2 unless Parent shall have given the Shareholder Representative written notice, on or before the fifteen-month anniversary of the Closing Date of the existence of Damages for which Parent is seeking indemnification. Such notice shall contain a reasonably detailed summary of the basis for the claim, the provision or provisions of this Agreement alleged to have been inaccurate or breached and, if known, the estimated amount of the Damages incurred or reasonably expected to be incurred by Parent as a result of such inaccuracy or breach under which such indemnification is sought. If the Shareholder Representative does not dispute in writing the basis or amount of any Parent claim within 45 days of receiving written notice thereof, Parent shall have the right promptly (and in any event within five Business Days) to recover indemnity from the Escrow Fund as and to the extent provided herein. If the Shareholder Representative disagrees with the basis for or amount of the Parent claim specified in the notice, then within 45 days of receiving written notice thereof, the Shareholder Representative shall give written notice to Parent of such disagreement (which notice shall contain a reasonably detailed summary of the basis for such disagreement) and, in that case, Parent shall have the right promptly (and in any event within five Business Days) to recover indemnity for any undisputed amount (subject to the limitations contained in this Article 7) as and to the extent provided herein, but shall have no right to recover indemnity for any disputed amount hereunder until such time, if at all, as (i) a court of competent jurisdiction issues a final and non-appealable order specifying Parent’s right to recovery hereunder and the amount thereof, in which case Parent shall have the right promptly (and in any event within five Business Days) to recover the amount so specified (subject to the limitations contained in this Article 7), or (ii) Parent and the Shareholder Representative agree in writing to the amount of Parent’s recovery, in which case Parent shall have the right promptly (and in any event within five Business Days) to recover the amount so agreed.

7.5        Defense of Third-Party Claims.

  7.5.1        Promptly after Parent obtains knowledge of any actual or possible Action that has been or may be brought or asserted by a third party against Parent or any other Parent Indemnified Party that may be subject to indemnification hereunder (a “Third-Party Claim”), Parent shall promptly give written notice of such Third-Party Claim to the Shareholder Representative, stating the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known. Notwithstanding the foregoing, no delay or deficiency on the part of Parent in so notifying the Shareholder Representative will limit any Parent Indemnified Party’s right to indemnification under this Article 7 (except to the extent such failure materially prejudices the defense of such Action).

  7.5.2        Within 30 days of delivery of such written notice, the Shareholder Representative may elect (by written notice delivered to Parent) to take all necessary and proper steps to contest any Third-Party Claim or to prosecute such Third-Party Claim to conclusion or settlement. If the Shareholder Representative makes the foregoing election, (i) Parent will have the right to participate at its own expense in all proceedings; (ii) the attorneys’ fees of counsel reasonably acceptable to Parent (approval of such counsel not to be unreasonably withheld), other professionals’ and experts’ fees and court or arbitration costs incurred by the Shareholder Representative in connection with defending such Third-Party Claim shall be payable out of the Escrow Fund (subject to the limitation set forth in Section 7.6.7); (iii) Parent shall make available to the Shareholder Representative all books, records and other documents and materials that are under the direct or indirect control of Parent or any of its Subsidiaries or other affiliates and that the Shareholder Representative considers necessary or desirable for the defense of such Third-Party Claim; (iv) Parent shall execute such documents and take such other actions as the Shareholder Representative may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim; (v) Parent shall otherwise cooperate as reasonably requested by the Shareholder Representative in the defense of such Third-Party Claim; (vi) Parent shall not admit any liability with respect to such Third-Party Claim; and (vii) the Shareholder Representative shall not enter into any settlement agreement providing for the settlement of such Third-Party Claim without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. If the Shareholder Representative does not make such election within such period, then Parent shall be free to handle the prosecution or defense of any such Third-Party Claim, and will take all necessary steps to contest the Third-Party Claim or to prosecute such Third-Party Claim to conclusion or settlement, and will notify the Shareholder Representative of the progress of any such Third-Party Claim, will permit the Shareholder Representative, at the sole cost of the Shareholder Representative, to participate in such prosecution or defense and will provide the Shareholder Representative with reasonable access to all relevant information and documentation relating to the Third-Party Claim and the prosecution or defense thereof.

  7.5.3        Notwithstanding the foregoing, in no event may the Shareholder Representative assume, maintain control of, or participate in, the defense of any proceeding (i) involving Damages in excess of the amount remaining in the Escrow Fund, (ii) involving criminal liability, (iii) involving claims relating to any Intellectual Property, (iv) in which any relief other than monetary damages is sought against a Parent Indemnified Party or (v) in which the outcome of any judgment or settlement in the matter could materially adversely affect the business of any Parent Indemnified Party.

  7.5.4        Upon the final resolution of such Third-Party Claim, the Parent Indemnified Party shall submit such damages, if any, incurred by it to the Shareholder Representative in accordance with Section 7.4 and the determination of whether such damages constitute “Damages” for which the indemnification obligations set forth in Section 7.2 apply, and if so, the amount of such Damages shall be made in accordance with the procedures set forth in Section 7.4 hereof.

7.6        Shareholder Representative.

  7.6.1        In order to administer efficiently the defense and/or settlement of any Parent claims for which the Company Shareholders may be required to indemnify any Parent Indemnified Parties pursuant to Article 7 hereof, and to administer efficiently the notice provisions under this Agreement, all holders of shares of Company Capital Stock, by their acceptance of merger consideration hereunder, irrevocably appoint the Shareholder Representative as their agent, attorney-in-fact and representative (with full power of substitution in the premises), and, by his execution hereof, the Shareholder Representative hereby accepts such appointment. For purposes of this Section 7.6, “Company Shareholder” shall mean all holders of Company Capital Stock, Company Warrants and Company Options.

  7.6.2        The Company Shareholders hereby authorize the Shareholder Representative to (i) take all action necessary or desirable in connection with the defense and/or settlement of any Parent claims for which the Company Shareholders may be required to indemnify any Parent Indemnified Party pursuant to Article 7 hereof, and (ii) give and receive all notices required to be given under this Agreement, the Escrow Agreement and the other agreements contemplated hereby to which the Company Shareholders or their respective properties or assets are subject.

  7.6.3        Notwithstanding anything in Article 7 to the contrary, to the extent that any Parent Indemnified Party makes a claim solely and directly against any Party (and not from the Escrow Fund) for fraud or intentional misrepresentation, such claim and any notices, negotiations, defense or settlements of such claim may only be made to and against such particular Company Shareholder and the Shareholder Representative shall have no authority to receive notices, compromises or settlements or defend or take any other action on behalf of such Company Shareholder.

  7.6.4        In the event that the Shareholder Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the Company Shareholders who held a majority of the voting power represented by the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Shareholder Representative for all purposes of this Agreement. If the position of Shareholder Representative shall remain vacant for more than 60 days, Parent may designate any Company Shareholder as the Shareholder Representative, and such Company Shareholder shall serve as the Shareholder Representative until the Company Shareholders shall elect a successor pursuant to this Section 7.6.4.

  7.6.5        All decisions and actions by the Shareholder Representative, including the defense and/or settlement of any Parent claims for which the Company Shareholders may be required to indemnify any Parent Indemnified Party pursuant to Article 7 shall be binding upon all of the Company Shareholders, and no Company Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

  7.6.6        The Company Shareholders agree that:

7.6.6.1        Parent shall be able to rely conclusively on the instructions and decisions of the Shareholder Representative as to the settlement of any Parent claims for indemnification of any Parent Indemnified Party pursuant to Article 7 or any other actions required to be taken by the Shareholder Representative hereunder, and no Party hereunder shall have any cause of action against any Parent Indemnified Party for any action taken by any Parent Indemnified Party in reliance upon the instructions or decisions of the Shareholder Representative. Notices or communications to or from the Shareholder Representative constitute notice to or from each of the Company Shareholders for all purposes under this Agreement.

7.6.6.2        All actions, decisions and instructions of the Shareholder Representative shall be conclusive and binding upon all Company Shareholders and no Company Shareholder shall have any cause of action against the Shareholder Representative for any action taken or not taken, decision made or instruction given by the Shareholder Representative under this Agreement, except for fraud, gross negligence, willful misconduct or bad faith by the Shareholder Representative.

7.6.6.3        The Company Shareholders shall indemnify and hold harmless, in proportion to their respective distributions of merger consideration, the Shareholder Representative from all loss, liability or expense (including the reasonable fees and expenses of counsel) arising out of or in connection with the Shareholder Representative’s execution and performance of this Agreement and the Escrow Agreement, and his actions hereunder and thereunder, except for fraud, willful misconduct or gross negligence by the Shareholder Representative.

7.6.6.4        The provisions of this Section 7.6 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Shareholder may have in connection with the transactions contemplated by this Agreement.

7.6.6.5        The provisions of this Section 7.6 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Shareholder, and any references in this Agreement to a Company Shareholder shall mean and include the successors to the rights of such Company Shareholder hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution, assignment or otherwise.

7.6.6.6        The Shareholder Representative shall be paid a fee of $100,000 for the performance of his duties and responsibilities under this Agreement and the Escrow Agreement and that such fee shall constitute a Transaction Cost pursuant to Section 2.6.7.

  7.6.7        All fees and expenses incurred by the Shareholder Representative in connection with this Agreement in an amount up to $250,000 shall be paid directly from the Escrow Fund within five business days following a written request by the Shareholder Representative.

  7.6.8        From and after the Effective Time, Parent shall cause the Surviving Corporation to provide the Shareholder Representative with reasonable access during normal business hours to specifically identified information about the Surviving Corporation solely for purposes of objecting to or verifying or resolving any disputed indemnification claims under this Agreement, provided that the Shareholder Representative shall treat all such information at all times as confidential

(except in connection with the performance by the Shareholder Representative of his duties or the exercise of his rights under this Agreement).

7.6.9        The Shareholder Representative is hereby authorized by the Company Shareholders to enter into the Escrow Agreement on the behalf of each of the Company Shareholders.

7.7        No Right of Indemnity or Contribution. No Company Shareholder has any right of indemnification or contribution against the Company with respect to any breach by the Company or the Surviving Corporation of any of its representations, warranties, covenants or agreements in this Agreement or any Transaction Document, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

7.8        Exercise of Remedies by Parent Indemnified Parties other than Parent. No Parent Indemnified Party (other than Parent or any successor or assignee of Parent) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor or assignee of Parent) consents to the assertion of the indemnification claim or the exercise of any other remedy.

7.9        Treatment of Indemnity Payments. Any payment made for indemnification of a Parent Indemnified Party pursuant to this Article 7 shall be treated as an adjustment to the Total Merger Consideration for all Tax purposes.

Article 8

CLOSING CONDITIONS

8.1        Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

  8.1.1        No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

  8.1.2        HSR Act. Any applicable waiting period under the HSR Act relating to the Merger and the other transactions contemplated by this Agreement shall have expired or been terminated, and clearance for the Merger and the other transactions contemplated by this Agreement shall have been obtained, without imposing on Parent any Burdensome Condition.

  8.1.3        Receipt of Required Shareholder Vote. The Required Shareholder Vote approving this Agreement and the Merger shall have been obtained.

8.2        Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

  8.2.1        Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement (i) that are qualified by materiality, including the terms “material,” “in all material respects” and “Material Adverse Change” or words of similar effect shall be true and correct in all respects, in each case, as of the date of this Agreement and on and as of the

Closing with the same effect as though such representations and warranties were made on and as of the Closing and (ii) that are not so qualified by materiality shall be true and correct in all material respects, in each case, as of the date of this Agreement and on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

  8.2.2        Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing; and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

  8.2.3        Escrow Agreement. Parent, Merger Sub, the Escrow Agent and the Shareholder Representative shall have duly executed and delivered the Escrow Agreement.

8.3        Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

  8.3.1        Company Representations and Warranties. The representations and warranties of the Company in this Agreement (i) that are qualified by materiality, including the terms “material,” “in all material respects” and “Material Adverse Change” or words of similar effect shall be true and correct in all respects, in each case, as of the date of this Agreement and on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing and (ii) that are not so qualified by materiality shall be true and correct in all material respects, in each case, as of the date of this Agreement and on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date.

  8.3.2        Company Agreements and Covenants. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

  8.3.3        Company Compliance Certificate. Parent shall have received a certificate signed on behalf of the Company by an authorized officer of the Company certifying compliance with the conditions set forth in Sections 8.3.1 and 8.3.2, in each case without any qualifications or exceptions other than as expressly provided in such sections (the “Company Compliance Certificate”).

  8.3.4        No Material Adverse Change. There shall not have occurred a Company Material Adverse Change.

  8.3.5        No Litigation. Since the date of this Agreement, there shall not have been commenced against Parent or the Company any Action involving any challenge to, or seeking damages or other relief in connection with the transactions contemplated by this Agreement or that may have the effect of making illegal such transactions.

  8.3.6        Certificates. The Company shall have delivered to Parent a certificate signed on behalf of the Company by the Company’s Chief Financial Officer (i) certifying that the Spreadsheet delivered pursuant to Section 6.10 (as updated through the Closing Date) is true and complete as of the Effective Time, (ii) certifying the amount of Transaction Costs, and (iii) certifying the amount of Company Debt on the Closing Date (the “Closing Certificate”).

  8.3.7        Preferred Stock. At or immediately prior to Closing, all shares of Company Preferred Stock shall have been converted into shares of Company Common Stock.

  8.3.8        Company Rights. Each Company Right (including each Company Warrant) shall have been exercised or converted into Company Common Stock (or, if convertible into Company Preferred Stock, shall have been converted into Company Preferred Stock and such Company Preferred Stock shall have been converted into Company Common Stock) or if not so exercised or converted, cancelled or terminated effective immediately prior to the Effective Time without any Liability to Parent, the Surviving Corporation or any of their affiliates, and Parent shall have received evidence satisfactory to it of such cancellation or termination, in each case above, other than the right to receive merger consideration under Sections 2.8.3 and 2.8.4 hereof.

  8.3.9        Employee and Shareholder Loans. All loans to shareholders or employees of the Company shall have been paid in full (but not forgiven by the Company). In the event that any such loan is not paid prior to Closing, the Company shall have received a written acknowledgment from such Person that the outstanding amount of such loan will be deducted from the merger consideration to which such Person would otherwise have been entitled at Closing pursuant to Section 2.8.

  8.3.10        Consents. Each of the conditions set forth on Section 8.3.10 of the Company Disclosure Schedule shall have been satisfied or waived in form and substance reasonably satisfactory to Parent.

  8.3.11        Escrow Agreement. The Escrow Agent and the Shareholder Representative shall have duly executed and delivered the Escrow Agreement.

  8.3.12        FIRPTA. On or before the Closing Date, the Company shall have delivered to Parent a certification in the form reasonably agreed to by Parent and the Company for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

  8.3.13        Certified Charter; Good Standing Certificates. Parent shall have received from the Company (i) a certified copy of the Articles of Incorporation of the Company and (ii) a certificate, dated as of or within three Business Days prior to the Closing Date, as to the good standing of the Company from the Secretary of State of the State of California.

  8.3.14        Company Employee Plans. Prior to the Closing Date, the Company shall amend to Parent’s reasonable satisfaction all Company Employee Plans that are or could be subject to Section 409A of the Code to comply with the final regulations under Section 409A.

  8.3.15        Employment Agreements. Each of Andy Ambrose, Michael Mercer, Christopher Hall, Jonathan Wolin, Russell Warnick, and Cleland Landolt shall have signed an employment agreement with Parent and such agreements (as well as the employment agreement between Parent and Frank Ruderman, dated as of the date hereof) shall not have been revoked or terminated by such individuals and shall become effective as of the Closing of the Merger.

  8.3.16        280G Vote. The Company shall have obtained the requisite stockholder vote under Section 280G of the Code with respect to any Compensatory Arrangements that would, but for such approval, be treated as “parachute payments” under Section 280G of the Code, other than in respect of Frank Ruderman.

Article 9

TERMINATION, AMENDMENT AND WAIVER

9.1        Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Required Shareholder Vote for the adoption and approval of this Agreement and the approval of the Merger has been obtained:

  9.1.1        by the written consent of Parent and the Company, in each case duly authorized by their respective Board of Directors;

  9.1.2        by either the Company or Parent if the Merger shall not have been consummated on or before December 31, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to (i) the Company if any action or failure to act by the Company has been a principal cause of or principally resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement, or (ii) Parent if any action or failure to act by Parent or Merger Sub has been a principal cause of or principally resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

  9.1.3        by either the Company or Parent if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable;

  9.1.4        by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.2.1 or Section 8.2.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then the Company may not terminate this Agreement under this Section 9.1.4 until 20 Business Days after delivery of written notice from the Company to Parent of such breach or inaccuracy and intent to terminate (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1.4 if such breach or inaccuracy by Parent or Merger Sub is cured during such 20 Business-Day period, or if the Company shall have materially breached this Agreement); or

  9.1.5        by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company, set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3.1 and Section 8.3.2, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the representations and warranties of the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 9.1.5 until 20 Business Days after delivery of written notice from Parent to the Company of such breach or inaccuracy and intent to terminate (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1.5 if such breach or inaccuracy by the Company is cured during such 20 Business-Day period, or if Parent or Merger Sub shall have materially breached this Agreement).

9.2        Notice of Termination; Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, the Company, Merger Sub or their respective officers, directors or shareholders, except to the extent that such liability results from the breach by a party of this Agreement; provided, however, that Section 6.1 (Confidentiality), Section 6.9 (Expenses), Section 9.1 (Termination), this Section 9.2, and Article 10 (General Provisions) shall survive the termination of this Agreement.

9.3        Amendment. Subject to the provisions of applicable Law, the Parties may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties; provided, however, that an amendment made subsequent to the Required Shareholder Vote for the adoption and approval of this Agreement and the approval of the Merger shall not (i) alter or change the amount or kind of consideration to be received in exchange for the Company Common Stock, Company Options or Company Warrants or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Company Capital Stock.

9.4        Extension; Waiver. Any Party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein; provided, however, that any waiver or extension made subsequent to the Required Shareholder Vote for the adoption and approval of this Agreement and the approval of the Merger shall not (i) alter or change the amount or kind of consideration to be received in exchange for the Company Common Stock, Company Options or Company Warrants or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Company Capital Stock. Subject to the foregoing, any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Article 10

GENERAL PROVISIONS

10.1        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a Party as such Party shall specify by like notice, except that, notwithstanding any notice by any holder of Company Capital Stock to the contrary, any notice or communication to the Shareholder Representative after the Effective Time shall be deemed to be a notice or communication to each holder of Company Capital Stock):

if to Parent or Merger Sub, to:

Applera Corporation
Celera Group
1401 Harbor Bay Parkway, Office #275
Alameda, CA 94502
Attention: President
Telephone: (510) 749-4201 Fax Number: (510) 749-4288 with copies to:

Applera Corporation
301 Merritt 7
Norwalk, CT 06851-1070
Attention: Secretary
Phone: (203) 840-2910
Fax Number: (203) 840-2922 and with a copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP
3579 Valley Centre Drive
San Diego, CA 92130
Attn: Deyan Spiridonov, Esq.
Phone: (858) 720-2500
Fax Number: (858) 720-2555 if to the Company, to:
Berkeley HeartLab, Inc. 839 Mitten Road Burlingame, CA 94010
Facsimile: (650) 651-3261 Attention: Chief Executive Officer with copies to (which shall not constitute notice):

O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, CA 94025
Facsimile: (650) 473-2601 Attention: Timothy R. Curry, Esq. and

Berkeley HeartLab, Inc. 839 Mitten Road Burlingame, CA 94010
Facsimile: (650) 697-8724 Attention: General Counsel and Chief Compliance Officer if to any holder of Company Capital Stock or the Shareholder Representative, to:

James Caccavo Steelpoint Capital Partners LP 420 Stevens Avenue, Suite 370
Solana Beach, CA 92075 Facsimile: (858) 764-8701

10.2        Interpretation; Certain Defined Terms. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended.

10.3        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of Parent, Merger Sub, the Company and the Shareholder Representative and delivered to Parent and the Company, it being understood that all such Parties need not sign the same counterpart.

10.4        Entire Agreement; Third-Party Beneficiaries. This Agreement, its Exhibits, Schedules and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Section 6.4 hereof (Indemnification; Exculpation; Insurance) or as otherwise expressly set forth herein.

10.5        Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6        Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the terms of Section 10.7, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party expressly waives any requirement that any other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

10.7        Governing Law; Submission to Jurisdiction. This Agreement and the transactions contemplated hereby and any Actions arising from or related to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of

California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of California or any other jurisdiction. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located San Mateo County, California for any Actions arising out of or relating to this Agreement and the transactions contemplated hereby (including the Merger) (and the Parties agree not to commence any Action relating thereto except in such courts), and further agree that service of any process, summons, notice or document by certified mail shall be effective service of process for any Action brought against the Parties in any such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any Action arising out of this Agreement in the state or federal courts located in the Northern District of California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

10.8        Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.9        Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Parent, Merger Sub, the Company and, at any time after the Required Shareholder Vote has been taken, holders of Company Capital Stock who hold such number of shares of Company Capital Stock sufficient to take the Required Stockholder Vote; provided, however, that no such consent shall be required for an assignment by Parent of this Agreement and its rights and obligations (i) to any entity which directly or indirectly owns all of the issued and outstanding capital stock of Parent or (ii) other than with respect to Parent’s obligations under Sections 2.8 and 2.9 hereof, to any entity to which a material portion of the assets of the Celera Group of Parent are transferred (which shall include all or substantially all of the assets of the Company); provided, however, that at the time of any assignment of Parent’s obligations, Parent must own less than 70% of such entity and such entity must have a net book value equal to at least $400 million. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10.9 shall be void.

10.10        Waiver of Jury Trial. Each of Parent, Merger Sub, the Company and the Shareholder Representative hereby irrevocably waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub, the Company, any holder of Company Capital Stock or the Shareholder Representative in the negotiation, administration, performance and enforcement hereof.

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company, and the Shareholder Representative have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

PARENT:

APPLERA CORPORATION

By:	/s/ Kathy Ordoñez
Name:	Kathy Ordoñez
Title:	Senior Vice President

MERGER SUB:

BAROLO ACQUISITION, INC.

By:	/s/ Kathy Ordoñez
Name:	Kathy Ordoñez
Title:	President

THE COMPANY:

BERKELEY HEARTLAB, INC.

By:	/s/ Frank Ruderman
Name:	Frank Ruderman
Title:	Chairman and CEO

SHAREHOLDER REPRESENTATIVE:

JAMES CACCAVO

By:	/s/ James Caccavo
Name:	James Caccavo
Title:	Shareholder Representative